As filed with the Securities and Exchange Commission July __, 2001

                                                      Registration No. 333-56552

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NEBO PRODUCTS, INC.
              (Exact name of small business issuer in its charter)


             Utah                         3949                   87-0637063
(State or jurisdiction of      (Primary Standard Industrial     (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                          12382 Gateway Parkplace #300
                               Draper, Utah 84020
                                  801-495-2150
          (Address and telephone number of principal executive offices)

                                  SCOTT HOLMES
                             CHIEF EXECUTIVE OFFICER
                               NEBO PRODUCTS, INC.
                          12382 Gateway Parkplace #300
                               Draper, Utah 84020
                                  801-495-2150
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             KEVIN R. PINEGAR, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 East Broadway, Suite 900
                            Salt Lake City, UT 84111
              Telephone: (801) 415-3000; Facsimile: (801) 415-3500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


Title of each class of          Dollar amount to       Proposed maximum             Proposed maximum             Amount of
securities to be registered      be registered     offering price per share (1)  aggregate offering price    registration fee (2)
----------------------------  -------------------  ----------------------------  -------------------------  -----------------------
           Common Stock         $3,000,000.00           $0.75                     $3,000,000.00                   $751.67
============================  ===================  ============================  =========================  =======================


           (1)Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and based on the last sale price of the common stock.

           (2)Fee paid with initial filing.  No additional fee due.


           The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Table of Contents

   Topic                                                                   Page


Prospectus Summary                                                          2
Risk Factors                                                                3
Special Note Regarding Forward-Looking Statements                           8
Use of Proceeds                                                             9
Dividend Policy                                                             9
Dilution                                                                    10
Capitalization                                                              11
Determination of Offering Price                                             11
Management's Discussion and Analysis or Plan of Operation                   12
Business                                                                    16
Management                                                                  23
Certain Transactions                                                        26
Principal Shareholders                                                      27
Description of Securities                                                   29
Plan of Distribution                                                        31
Legal Matters                                                               32
Experts                                                                     32
Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities                                         33
Where You Can Find Additional Information                                   33
Index to Financial Statements                                               34







           We have trademark registrations for the name NEBO(R) and the NEBO logo. We also use NEBO(R) Products, NEBO(R) Tools, NEBO(R) Sports, NEBO(R) 13-in-1, Speed Reader(TM), Speed Reader PRO(TM), NEBO(R) Quick Change, NEBO(R) Mini Hacksaw, NEBO-X Safety Glasses(TM), The Sportsman(TM), Beast(TM), The Mammoth(TM), Arch VII(TM) and Arch IX(TM) as our trademarks. This prospectus also contains trademarks of other companies.

PROSPECTUS
[GRAPHIC_OMITTED]                                             [GRAPHIC_OMITTED]


                               NEBO PRODUCTS, INC.
                                  COMMON STOCK


           NEBO Products, Inc. is offering up to 4,000,000 shares of our common stock at a price of $0.75 per share. We may offer the shares for cash from time to time from the date of this prospectus until the termination of the offering. No public market exists for our shares at this time and this offering does not necessarily create a public market for our shares.



           See "Risk Factors" beginning on page 3 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The shares are offered on a "best efforts, no minimum" basis on behalf of NEBO by our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors if they assist in the sale of the shares. In a "best efforts, no minimum offering," we do not need to reach a specific level of subscriptions before the proceeds are available to us. The proceeds from any sale of shares by NEBO will be immediately available to us. There will be no escrow of funds. We intend to keep the offering open until December 31, 2001. However if we have not sold all of the shares by that date, we may extend the offering period at our sole discretion for an additional 120 days, and we may offer the remaining shares on a continuous basis until the end of the offering period as extended. We may accept or reject any subscription in whole or in part. If your subscription is rejected, we will promptly return your investment to you without interest or other deductions. We may terminate this offering prior to the expiration date.



                                              Price to            Underwriting Discounts and              Proceeds to Company (2)
                                               Public                   Commissions (1)

Per Share                                  $0.75                                 $0.00                            $0.75
Total (3)                                  $3,000,000                            $0.00                            $3,000,000

--------------------------------------- -------------------- ------------------------------------- ---------------------------------

     (1) We have not engaged a selling agent or underwriter, but we may do so in the future. See "Plan of Distribution."


     (2) Assumes the sale of the maximum offered by this prospectus before deducting expenses including professional fees, printing costs, and filing fees related to the offering payable by us estimated at $120,000.


     (3)  Assumes the sale of all shares offered by NEBO.




                  The date of this prospectus is July __, 2001.

                               PROSPECTUS SUMMARY

           This summary may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the "Risk Factors" beginning on page 3 and the financial statements and notes to financial statements, before investing in our common stock.

About Our Company

           We began business in 1996 as Open Sea Trading LLC. We incorporated Open Sea Corporation in 1998, and in July 1999 we combined the operations of Open Sea Trading LLC with Open Sea Corporation. In September 2000, we changed our name to NEBO Products, Inc. We supply hand tools and weekend camping gear to retailers in the United States for sale under the NEBO label or under retailers' private labels. Our net sales for the year ended December 31, 2000 were $4,708,174. We had a net loss for that year of ($313,284). For the quarter ended March 31, 2001, we had net sales of $884,548 and a net loss of ($228,733). Our losses in 2000 and in the first quarter of 2001 were due in large part to significant interest expense incurred on short-term borrowings that bear high interest rates and fees. We intend to use a substantial portion of the proceeds of this offering to pay down our short-term debt. We have established business relationships and a working history with 15 Far East manufacturers, three shipping companies, and more than 5,000 customers nationwide, including Home Depot, Menards, and Sears. We have sold more than one million of our most popular hardware tool, the 13-in-1 multi-bit ratchet screwdriver. In May 2000, a Home Improvement Executive magazine survey reported that a majority of home center chains cited NEBO as the number one brand driving their multi-bit business.


           Our principal executive offices are located at 12382 Gateway Parkplace #300, Draper, Utah. Our telephone number is (801) 495-2150. Our worldwide websites are located at neboproducts.com, nebosports.com, and nebotools.com. We are providing an inactive textual reference only to our websites because they do not constitute a part of this prospectus.
About Our Offering

           We are offering up to 4,000,000 shares of common stock at a price of $0.75 per share. At March 31, 2001, we had approximately 11,257,248 shares of common stock issued and outstanding. If we were to sell all of the shares offered by us in this offering, there would be approximately 15,257,248 shares of common stock outstanding after the offering. There is no underwriter of this offering. We will offer the shares on a best efforts, no minimum basis. This means that we may sell as many or as few shares as we determine and we may terminate the offering at any time before we have sold all 4,000,000 shares. We will not escrow any of the proceeds we receive from this offering. There is no minimum offering and the proceeds from any subscription accepted by NEBO will be immediately available to us. We may reject any subscription in whole or in part. If we reject a subscription we will return the investor's check or other funds without deduction and without the payment of any interest.


Securities offered by NEBO                      4,000,000 shares of common stock

Common stock to be outstanding
     after the offering                        15,257,248 shares of common stock

Estimated maximum gross proceeds to NEBO                              $3,000,000


Use of Proceeds                                We expect to use the net proceeds
                                               of this  offering to repay short-
                                               term debt and for operational
                                               needs, expansion of our
                                               marketing and sales capabilities
                                               and for working capital and
                                               general corporate needs.

                                  RISK FACTORS

           Investing in our stock is very risky, and you should be able to bear a complete loss of your investment. You should consider all of the following risks associated with our business and an investment in our shares before you invest. You should also consider consulting with your attorney and professional advisors if you have questions about any of these risks or any of the other information contained in this prospectus.

Risks Related to Our Business

This offering is a self-underwritten offering and therefore there is no guarantee that we will sell all or any part of the shares offered by NEBO in this offering. If we cannot raise sufficient capital to implement our business plan, we will be forced to scale back our operations.

           To date, we have relied primarily on cash flows from operations and limited borrowings to fund our growth and operations. Our future capital requirements will depend on many factors, including our ability to generate cash flows from operations and amounts available under our bank line of credit. Therefore, we may require additional funding beyond the proceeds of this offering. Although we currently have no specific plans or arrangements for financing other than this offering and our existing bank line, we expect that we may attempt to raise additional funds subsequent to this offering through private placements, public offerings, or other financings. Sources of debt financing may result in higher interest expense and adversely affect profitability. Any financing, if available, may be on terms unfavorable to us. If we cannot raise adequate funds, we may be required to reduce or cease operations.

The audited financial statements that accompany this report have been prepared on the assumption that we will continue as a going concern. If we fail to continue in business, you could lose your investment in the company.

           Our independent public accountants have issued their report dated February 19, 2001, that includes an explanatory paragraph stating that our deficit in working capital, negative flows cash from operations, stockholders' deficit and recurring net losses raise substantial doubt about our ability to continue as a going concern. If we are not successful in generating additional sales, reducing expenses, or obtaining additional financing through this offering or otherwise, we may be required to scale back or discontinue operations, in which case our investors could lose all or substantially all of their investment.

We face intense competition from larger and better-established companies that may prevent us from ever becoming a significant market leader.

           The market for products is intensely competitive and highly fragmented. We may experience competition from potential customers or partners to the extent that they manufacture or market their own competing product lines. Many of these competitors may have longer operating histories, greater financial, technical and marketing resources, and enjoy existing name recognition and customer bases. New competitors may emerge and rapidly acquire significant market share. In addition, new technologies likely will increase the competitive pressures we face. Competitors may be able to respond more quickly to technological change, competitive pressures, or changes in consumer demand. As a result of their advantages, our competitors may be able to limit or curtail our ability to compete successfully. These competitive pressures could materially adversely affect our business, financial condition, and results of operations.

If we are to continue to be competitive, we need to attract and retain key personnel. Without the proceeds from this offering our financial resources will be limited and it may be difficult to attract and retain personnel who are or would be instrumental to our success.

           Our future success depends significantly on the continued service of our senior management. The familiarity of these individuals with the industry makes them especially critical to our success. The loss of the services of one or more of our key employees could have a material adverse effect on our business. We do not currently have key man insurance on any of our employees, but we do anticipate obtaining that insurance in the near future. Our future success also depends on our ability to attract and retain highly qualified design, technical, sales, marketing, customer service, and management personnel. Competition for these personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. The lack of qualified management personnel could limit our ability to grow our business and may limit our ability to effectively compete in our markets.

Our inability to effectively manage growth may increase the cost of doing business or result in inefficiencies that would reduce cash available for growth and prevent us from becoming profitable.

           To execute our business plan, we must grow significantly. This growth will place a significant strain on our personnel, management systems, and resources. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future, and that we may need additional office space and expanded technology infrastructure. Failure to manage growth effectively will materially adversely affect our business, results of operations, and financial condition.

In the last two years a significant portion of our net sales have been to two customers. The loss of either of these customers would result in lower revenues and limit the cash available to grow our business and to achieve profitability.

           During 1999, more than 60% of our net sales were to Home Depot. In 2000, sales to Home Depot totaled approximately 25% of net sales. In addition, Sam's Club accounted for approximately 21% of our net sales in 2000. We have no arrangements or contracts with either of these customers that would require them to purchase a specific amount of product from us and they are therefore free to choose at will from among suppliers of like products.


During 2001, we did not continue our relationship with Sam's Club, one of our two largest customers in 2000, which will adversely affect our gross revenues and may adversely affect our net revenues for the year ending December 31, 2001.

           We did not continue to receive orders from Sam's Club in 2001. Sales to Sam's Club in 2000 represented approximately 21% of our net sales. The failure to continue to receive orders from Sam's Club will reduce our total revenues in 2001 and may adversely affect our net income for the year. See "Business -- Customers" on pages 20 and 21 for additional information about our customer base.


Our earnings fluctuate seasonally, which may affect our financial results.

           Because our products are sold in retail outlets, our business is subject to seasonal fluctuations that affect retail business generally. Our inability to manage any potential fluctuations in our revenues could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our proprietary rights and we may infringe the proprietary rights of others, which would require us to incur substantial costs or could result in our payment of money damages to the owners of those rights we infringe.

           We regard our copyrights, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success and our competitive position. We rely on trademark and copyright law, trade secret protection, and confidentiality and license agreements with our employees, strategic partners, and others to protect these rights. Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. Unauthorized parties may improperly obtain and use information that we regard as proprietary. Third parties may infringe or misappropriate our proprietary rights. Any of these events would likely cause us to incur substantial expense, could result in our loss of important competitive advantage or result in our inability to continue to sell products that are based on these proprietary rights.

            Patents issued to us or to our strategic partners may not provide a basis for commercially viable products or may not provide any competitive advantages. These patents could be challenged by third parties. The patents of others could limit our ability to use protected processes or technologies. Any of these situations could have a material adverse effect on our ability to do business. We cannot prevent others from independently developing similar or alternative technologies, duplicating any of our technologies, or, if patents are issued to us, designing around our patented technologies. We could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate patent suits.

           Others may have filed or in the future may file patent applications that are similar or identical to those we rely upon by license or otherwise. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office. These proceedings could result in substantial cost to us. We cannot ensure that any third-party patent application will not have priority over ours. Additionally, it is possible that the laws of some foreign countries may not protect our patent and other intellectual property rights to the same extent as the laws of the United States.

           Our future prospects also depend in part on our neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products. We cannot guarantee that we will not infringe the patents, licenses or other proprietary rights of third parties. We could in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against our strategic partners or us that claim damages and seek to enjoin commercial activities relating to the affected products and processes could subject us to potential liability for damages. These legal actions could also require our strategic partners or us to obtain a license in order to continue to manufacture or market the affected products and processes. We cannot ensure that our strategic partners or we would prevail in any of these actions. We cannot ensure that any license, including licenses proposed by third parties, required under a patent would be available on terms that are commercially acceptable, if at all. We have not conducted an exhaustive patent search and we cannot ensure that patents do not exist or could not be filed that would have a material adverse effect on our ability to develop and market our products. If we become involved in patent litigation, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business, financial condition, results of operations, and relationships with corporate partners.

           We attempt to control the disclosure and use of our proprietary technology, know-how and trade secrets under agreements with the parties involved. However, we cannot ensure that others will honor all confidentiality agreements. We cannot prevent others from independently developing similar or superior technology, nor can we prevent disputes that could arise concerning the ownership of intellectual property.

There is no assurance that our future products will be accepted in the market.

           Although we have had some success with our 13-in-1 product, our future products may not be accepted in the market. For us to be profitable, retail customers must accept our products as beneficial and worthwhile. Market acceptance will require substantial education about the benefits of our products. If consumers do not accept our products or acceptance takes a long time, revenues and profits will be reduced. We can provide no assurance that there will be a favorable market for our products or that we will realize a profitable rate of return.

We may be subjected to claims under product liability law, which could cause us to incur significant expense to defend and that might require that we pay high damage awards.

           Although we insure against possible liability for injury or damages resulting from the misuse of or defects in our products, there is no assurance that we will continue to maintain that insurance or that it will be available to us on reasonable terms. We may incur liability to consumers based on claims that our products are harmful or ineffective. Those claims, even if unfounded, could cause damage to our reputation, result in expensive product recalls, or result in high litigation expense.

The loss of our exclusive distribution rights would limit or possibly eliminate our access to our most successful market to date.

           We purchase and distribute one of our best-selling products, the NEBO 13-in-1 multi-bit ratchet screwdriver, under an exclusive arrangement with the owner of the design for the product. Sales from this product totaled $1.3 million, or approximately 27.5% of sales in 2000. Our new written contract for this arrangement was entered into effective April 1, 2001 and will terminate March 31, 2002 unless it is extended by agreement with the owner. The contract may not be terminated by either party before March 31, 2002. If the agreement is not extended beyond March 31, 2002, we would lose our exclusive rights to manufacture and market that product in the United States. Further, the inability to obtain additional licenses or similar arrangements will limit the products we can sell.

Our business is subject to risks related to doing business in China, which could result in our inability to meet manufacturing requirements or delivery deadlines for our products and cause us to lose market share.

           We obtain much of our manufacturing in the People's Republic of China (also referred to as the PRC) from contract manufacturers. Our business relationships in the PRC could be adversely affected by internal political, economic, and social uncertainties. Any change in policy by the Chinese government could adversely affect investments in or business relationships with Chinese businesses. Changes in policy could result in imposition of restrictions on currency conversion, imports, or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in the PRC. Although the PRC has been pursuing economic reforms for the past two decades, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of state-owned industries could significantly affect the government's ability to continue with its reform.

           As a developing nation, the PRC's economy is more volatile than that of developed Western industrial economies. The PRC's economy differs significantly from that of the United States or a Western European country in structure, level of development, capital reinvestment, resource allocation, and self-sufficiency. There can be no assurance that under some circumstances, the PRC government's pursuit of economic reforms will be restrained or curtailed. Actions by the central government of the PRC could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

           Although we believe that our contract manufacturers outside the PRC could meet our supply needs if we were unable to continue to use our Chinese manufacturers within the PRC, this might result in delays in meeting orders or in higher expense than our current relationships.

The Chinese legal system embodies uncertainties, which could limit the legal protections available to us.

           The Chinese legal system is a civil law system based on written statutes. Unlike common law systems such as the United States and the United Kingdom, the Chinese legal system is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in Mainland China. Recent legal and political changes in China have resulted in reforms. However, these laws, regulations and legal requirements are relatively recent, and there is little, if any, precedence in their interpretation and enforcement. This lack of experience with these new laws creates uncertainties that could limit our ability to accurately predict the exact legal protections available to us and other foreign investors. In addition, we cannot predict the effect of future developments in the Chinese legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

We rely on third parties to manufacture our products. Therefore, we do not have direct control over the quality or other aspects of the manufacturing process, which could result in a loss of customer acceptance of our products and increased expense related to warranty claims or defective product returns.

           We do not directly control the manufacturing facilities where our products are made and we must depend on third parties to make our products according to our standards for quality and reliability. We do not own any manufacturing facilities or equipment and do not employ any manufacturing personnel. We use third parties to manufacture our products on a contract basis. We cannot assure you that we will be able to obtain qualified contract manufacturing services on reasonable terms. In addition, the manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or the use of defective components or materials, could significantly reduce our manufacturing yields and product reliability. Our manufacturing costs are relatively fixed, and, thus, manufacturing yields are critical to our results of operations. This may also cause delayed product shipments and impaired gross margins. In some cases, existing manufacturing techniques involve substantial manual labor. To improve our gross margins, we may need to develop new, more cost-effective manufacturing processes and techniques, and if we fail to do so, our gross margins may be adversely affected.

We may experience adverse economic and political risks associated with companies that operate in Taiwan.

            In addition to our contract manufacturing performed in the PRC, we use manufacturers in Taiwan. Relations between Taiwan and the PRC, and other factors affecting the political or economic conditions of Taiwan in the future could affect our business and the market price and liquidity of our shares. The PRC asserts sovereignty over all of China, including Taiwan and other neighboring islands and all of Mainland China. The PRC government does not recognize the legitimacy of the Taiwanese government. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, the PRC government has indicated that it may use military force to gain control over Taiwan if Taiwan were to declare its independence or take other actions China deems to be offensive to its claims of sovereignty. Relations between Taiwan and the PRC have on occasion adversely affected the market value of Taiwanese companies and could negatively affect the operations of our manufacturers in Taiwan in the future, which could have a materially adverse effect on our business, financial condition or results of operations.

The location of our manufacturing facilities subjects us to increased risk that a natural disaster could disrupt our operations.

           Substantially all of our products are manufactured by contract manufacturers in China, Taiwan, and India. These countries are in regions that are prone to natural disasters, including the risk of earthquakes due to the proximity of major earthquake fault lines. In September 1999, major earthquakes in Taiwan affected the facilities of our manufacturers, causing power and communications outages and disruptions that impaired production capacity. In early 2001, a major earthquake caused significant damage and loss of life in India. The occurrence of an earthquake or other natural disaster in these countries could result in the disruption of work at our manufacturing facilities, which could cause significant delays in the production or shipment of our products until we are able to shift production to different facilities or arrange for third parties to manufacture our products. We may not be able to obtain alternate capacity on favorable terms or at all.

Risks Associated with this Offering.

We are offering and selling the shares without an underwriter and without a commitment for their purchase or for other sources of financing. There is no assurance that we will raise a sufficient amount of cash in this offering to carry out our business plan and there is no requirement that we return any monies raised in this offering to investors should we fail to be successful.

           The shares are offered on a "self underwritten" basis. There is no underwriter and no firm commitment from anyone to purchase all or any of the shares. No assurance can be given that all or any of the shares will be sold. We may close the offering after raising an amount that is less than the total amount of the offering. We will have immediate access to the proceeds from our sale of the shares after closing. In addition, we will use these proceeds to repay debt, meet our ongoing sales, marketing, and product development costs. If you purchase shares, you will do so without any assurance that we will raise enough money to satisfy our planned use of proceeds as outlined in this prospectus in the section "Use of Proceeds." If we are not able to successfully sell the shares, we will be required to seek capital to expand operations from other sources. If we cannot raise needed capital through the sale of the shares or from other sources, we may be required to reduce or limit our business activity.

We have determined the offering price for the shares at our sole discretion, which means you may be paying more than the fair market value for your investment in the company.

           We have determined the offering price at our sole discretion. The price at which we expect to offer the shares exceeds their book value. Since an underwriter has not been retained to offer the securities, our establishment of the offering price of the shares was not been determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price does not bear any relationship to our assets, earnings, book value, or any other objective standard of value. Therefore, you may be unable to recoup your investment if the value of our securities does not materially increase.

Your investment in the shares will be illiquid and there is no assurance that you will receive a return on your investment.

           There is no market for our securities and none may develop in the foreseeable future. You should be prepared to bear the economic risk of your full investment for an indefinite period. In addition, you should be able to withstand a total loss of your investment.

We intend to apply to have our common stock included in the over-the-counter
(OTC) Bulletin Board. If a market does develop for our common stock, it will be considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

           There is no market for our common stock and there is no assurance that the successful sale of the shares in this offering will result in a market for our common stock. We will seek to have our common stock included in the OTC Bulletin Board. Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. If a market does develop for our common stock, it will be subject to special regulations governing the sale of penny stock.

           A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

               o the equity security is listed on Nasdaq or a national securities exchange;

               o the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

               o the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

           If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

           Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

A significant portion of the proceeds of this offering will be used to repay debt, and we may use the proceeds of this offering in ways with which you may not agree.

           Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering, including discretion to use the proceeds in ways with which shareholders may disagree. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

           You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward- looking statement.

           Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

           We estimate that the net proceeds from the sale of all of the shares we are offering will be approximately $2,880,000 after deducting estimated expenses related to the offering, including legal and accounting fees, filing fees, and printing expenses. We intend to use the net proceeds from this offering for the repayment of indebtedness, expansion of sales and marketing activities and for working capital and other general corporate purposes. This represents our best estimate of the allocation of the net proceeds of this offering based on our planned use of funds for our operations and current objectives. We may reallocate funds from time to time if we believe a reallocation to be in our best interest for uses that may or may not have been anticipated at this time.

           We cannot guarantee that we will sell any or all of the shares offered by NEBO. The following chart summarizes the proposed use of the proceeds of this offering assuming net proceeds of (A) $500,000, (B) $1,500,000 and (C) $2,880,000.


                                                                              (A)                  (B)                 (C)
                   Description of Use of Proceeds

Repayment of short-term borrowings (1)                                            $350,000            $900,000          $1,500,000
Sales and marketing                                                                100,000             350,000             880,000
Working capital and general administrative expenses (2)                             50,000             250,000             500,000
                                                                                ----------          ----------          ----------
Total use of proceeds (3)                                                         $500,000          $1,500,000          $2,880,000


          (1) The following table sets forth information regarding this debt as of March 31, 2001.

    Description of Debt          Amount of Debt        Annual Interest Rate      Use of Debt incurred in last
                                                              Range                        12 months

Debt maturing within 12           $1,929,138*          Prime plus 6.5%** -      Working capital; payment of
months                                                         30%              debt

Debt maturing after 12             $ 511,240                15% - 24%
months
---------------------------

     * Includes $598,139 that is classified as short-term due to its default status. Note matures June 1, 2003.

     **   Default rate. Note rate is prime plus 3.5%

          (2) Includes rent, salaries and other general and administrative expense.

          (3) Net proceeds are calculated after payment of expenses of the offering not expected to exceed $120,000 and which include professional (legal and accounting) fees, filing fees, printing costs and other expenses associated with the offer and sale of the shares.

                                 DIVIDEND POLICY

           We have never paid cash dividends on our capital stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors. Our credit agreements with Wells Fargo prohibit the payment of cash dividends without that institution's prior consent.

                                    DILUTION

           If you purchase shares in this offering, you will experience immediate and substantial dilution in your investment. "Dilution" is the reduction in the value of a purchaser's investment and represents the difference between the price paid for the shares and the "net tangible book value" per share of the common stock acquired in the offering, assuming the immediate conversion of the shares into common stock. Net tangible book value per share represents the book value of our tangible assets less the amount of our liabilities, divided by the number of shares of common stock outstanding.


           At March 31, 2001, there were 11,257,248 shares of common stock issued and outstanding. Without taking into account any changes in our net tangible book value after that date other than to give effect to the estimated net cash proceeds of $2,880,000 from the sale of the shares (after deducting estimated expenses of the offering that total approximately $120,000), and assuming an offering price of $0.75 per share, the amount of increase in net tangible book value as of that date attributable to the sale of shares offered hereby would have been $0.24 per share, representing an immediate dilution to investors in this offering of $0.67 per share and an immediate increase of $0.24 per share to present shareholders.


           The following table illustrates the per share dilution if we sell all 4,000,000 shares at a price of $0.75 per share, less offering expenses of $120,000.

Minimum offering price per share offered by NEBO hereby                                    $ 0.75
Net tangible book value per share at March 31, 2001                                        $(0.16)
Pro forma net tangible book value per share after the offering                             $ 0.08
Pro forma increase in net tangible book value attributable to investors in this            $ 0.24
offering
Pro forma dilution per share to investors in the offering                                  $ 0.67

           The following table illustrates the per share dilution if we sell less than all of the shares, for illustration only, assuming the sale of 2,000,000 shares at a price of $0.75 per share, less the offering expenses of $120,000.


Minimum offering price per share offered by NEBO hereby                                    $ 0.75
Net tangible book value per share at March 31, 2001                                        $(0.16)
Pro forma net tangible book value per share after the offering                             $(0.03)
Pro forma increase in net tangible book value attributable to investors in this            $ 0.13
offering
Pro forma dilution per share to investors in the offering                                  $ 0.78

           The following table illustrates the per share dilution if we sell a nominal number of shares (500,000) at a price of $0.75 per share, less offering expenses of $120,000.


Minimum offering price per share offered by NEBO hereby                                    $ 0.75
Net tangible book value per share at March 31, 2001                                        $(0.16)
Pro forma net tangible book value per share after the offering                             $(0.12)
Pro forma increase in net tangible book value attributable to investors in this            $ 0.04
offering
Pro forma dilution per share to investors in the offering                                  $ 0.87

           The following table summarizes the investments of all existing shareholders and new investors after giving effect to the sale of the shares offered hereby:

                                       Shares Purchased                    Total Consideration               Average Price
                                   Number             Percent                Amount            Percent         Per Share
                            ---------------------  --------------- ------------------- ----------------  ---------------------

Existing shareholders                 11,257,248         65%       $      578,157            16%         $         0.05

New investors (1)                      4,000,000         35%       $    3,000,000            84%         $         0.75
                            ---------------------  --------------- ------------------- ----------------  ---------------------
Totals                                15,257,248        100%       $    3,578,157           100%         $         0.23
                            =====================                  ===================                   =====================



           (1) Assumes the sale of all 4,000,000 shares offered by NEBO under this prospectus. The dilutive effect of the offering would be different if we are unsuccessful in selling all of the shares. For example, if we were to sell only (A) a nominal number of shares in this offering, or (B) half of the shares offered by this prospectus, the investment by the new investors and existing shareholders would be as follows:


                                       Shares Purchased                    Total Consideration               Average Price
                                   Number             Percent                Amount            Percent         Per Share
                            ---------------------  --------------- -------------------  ---------------  ---------------------

(A)
Existing shareholders                 11,257,248         96%       $      578,157            61%         $         0.05

New investors                            500,000          4%       $      375,000            39%         $         0.75

                            ---------------------  --------------- -------------------  ---------------  ---------------------
Total                                 11,757,248        100%       $      953,757           100%         $        0.08
                            =====================                  ===================                   =====================

(B)
Existing shareholders                 11,257,248         85%       $      578,157            28%         $         0.05

New investors                          2,000,000         15%       $    1,500,000            72%         $         0.75
                            ---------------------  --------------- ------------------------------------  ---------------------
Total                                 13,257,248        100%       $    2,078,757           100%         $         0.16
                            =====================                  ===================                   =====================


                                 CAPITALIZATION

           We are authorized to issue 100,000,000 shares of common stock with no par value and 100,000,000 shares of preferred stock with no par value. At March 31, 2001, we have issued 11,257,248 shares of common stock. A total of 612,000 shares of common stock are reserved for issuance upon the exercise of options granted under our stock option plan to employees, officers and directors. We have not issued any preferred shares.

           The following table sets forth our total capitalization as of March 31, 2001. The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2001 and does not include the following:



               o 196,000 shares of common stock issuable upon exercise of options granted in January 2001 under our stock option plan to our employees at an exercise price of $0.70 per share.


               o 416,000 shares of common stock issuable upon exercise of options granted in January 2001 under the plan to our officers and directors at an exercise price of $0.77 per share.


               o 6,388,000 shares of common stock reserved for issuance pursuant to future grants under our stock option plan.

           The information below is qualified in its entirety by, and should be read in conjunction with, our Management's Discussion and Analysis or Plan of Operation and the financial statements appearing at the end of this prospectus.


                                                                                    March 31, 2001

Short term debt and current portion of long-term debt                               $  1,929,138
Long term debt                                                                      $    511,240
Stockholders' deficit:
common stock, no par value, 100,000,000 shares authorized,
11,257,248 issued and outstanding                                                   $    587,559

Accumulated comprehensive loss                                                      $    (15,488)
Accumulated deficit                                                                ($  2,292,550)
Total stockholder's equity (deficit)                                               ($  1,720,479)

                         DETERMINATION OF OFFERING PRICE

           There is no established market for our common stock and this offering will not necessarily result in a market for our securities. Our management has arbitrarily determined the offering price of the shares offered hereby. The offering price bears no relationship to our assets, book value, net worth, or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered factors such as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources. The selling shareholder has advised us that she may sell from time to time at prices and on terms as she may direct or as may from time to time be available in the over-the-counter market or in privately negotiated transactions.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

           You should read the following description of our financial condition and results of operations in conjunction with the audited financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward- looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Our actual results and the timing of important or material events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause a discrepancy include, but are not limited to, those discussed in "Risk Factors," "Business," and elsewhere in this prospectus.

Outlook

           Our cash requirements through the end of 2001 will vary based upon a number of factors including, but not limited to, continuing research and development levels, increased market development activities, facilities enhancement, additional personnel, travel, and other expenses related to projected growth. With respect to the year 2001, we expect that additional cash funding will be needed.

           Product research and development is an ongoing process. Existing products are continuously being refined and new technology developed to solve unmet market needs. We do not anticipate any material capital expenditures in the next 12 months. Our existing facilities and equipment are projected to be sufficient to meet most of our growth needs during that period.

           We benefit from an experienced executive management team and board of directors. We have assembled an in-house team of respected, results-oriented marketing, sales, product development, and operations professionals, and we emphasize product innovation in pursuing our business strategy.

Results of Operations

Year ended December 31, 2000, compared to the year ended December 31, 1999

           During the year ended December 31, 2000, we had net sales of $4,708,174, reflecting an increase of $617,628, or 15%, compared to the net sales of $4,090,546 in the previous year. Net sales in both years were derived from the sale of products. This increase was due to an increase in the volume of sales in 2000.

           Selling, general, and administrative expenses were $2,161,280 and $1,648,886 for the years ended December 31, 2000 and 1999, respectively, representing an increase of $512,394, or approximately 31%, from 1999 to 2000. The increase over the prior year is due primarily to growth and development related expenses in marketing, sales and travel of $31,249; the expansion of operations reflecting increases in payroll expenses of $115,999 due to the addition of an enhanced sales force and administrative support personnel; increases in shipping expense of $138,062;increase in tradeshow expenses of $30,012; and professional fees of $29,015.

           In 1999, we incurred a bad debt expense related party of $599,652. This bad debt expense related to the exchange of notes receivable with a net book value of approximately $651,000 after an allowance of approximately $383,000, from individuals and entities related by common ownership for marketable securities valued at $51,708. The marketable securities were from The Murdock Group, an entity related by common ownership during 1999. We had made advances to these individuals and entities to provide operating capital for The Murdock Group. In the year 2000, we received other income of approximately $263,000 from The Murdock Group through the receipt of additional shares of its common stock. We exchanged a substantial number of these shares for satisfaction of approximately $348,000 of notes payable and realized a gain of approximately $28,000 from the sale on the open market of additional shares of these securities. In 1999, we recorded approximately $287,000 of interest income from these related party notes receivable. See "Certain Transactions" for a more detailed discussion of the provision for bad debts and other related party transactions.

           Interest expense was $748,699 and $537,471 for the years ended December 31, 2000 and 1999, respectively. This represents an increase of $211,228 and is due primarily to increased borrowings in 2000.

           We had a net loss in 2000 of ($313,284) or approximately ($0.03) per share, compared to a net loss of ($641,062) or approximately ($0.06) per share in 1999. The improvement to the bottom line in 2000 is due primarily to the effects of the bad debt expense involving related parties in 1999 and a larger gross profit in 2000 as a result of higher sales during the year.

Quarter ended March 31, 2001, compared to the quarter ended March 31, 2000

           During the quarter ended March 31, 2001, we had net sales of $884,548, reflecting an increase of $142,064, or approximately 19%, compared to the same period in the previous year. Net sales in both periods were derived from the sale of products. The increase in net sales in the quarter ended March 31, 2001 was due to an increase in sales volume resulting from the addition of new accounts and introduction of new products, including our tape measure line and private label arrangement with Craftsman(R).

           Selling, general, and administrative expenses were $522,036 and $435,989 for the quarters ended March 31, 2001 and 2000, respectively, representing an increase of $86,047, or approximately 20%. The increase over the prior year period is due to growth and development related expenses in marketing, sales and travel and tradeshow expenses and professional fees.

           Interest expense during the quarter ended March 31, 2001 was $128,528, compared to interest expense of $177,906 during the quarter ended March 31, 2000. This represents a decrease of $49,378 and is due primarily to reduced borrowings in the current year quarter.

           The net loss for the quarter ended March 31, 2001 was ($228,733), or ($0.02) per share, compared to a net loss of ($256,803) or ($0.02) per share in the quarter ended March 31, 2000. The improvement in the bottom line was due primarily to lower interest expense and higher net sales in the quarter ended March 31, 2001.

           Our business is subject to seasonal fluctuations in net sales. Our sales are affected by the purchasing needs of our retail customers, centered largely on major retail holiday seasons such as Christmas, Mother's Day and Father's Day. Trade shows in our industry are typically held during the first calendar quarter of each year, resulting in increased costs of goods sold from the cost of participating in these trade shows. As a result of these seasonal trends, our best quarter for net sales is usually the fourth quarter, followed by the second quarter, then the third, with the first quarter being our lowest sales production for the year.

Liquidity and Capital Resources

           We had cash of $13,049 at March 31, 2001, compared to cash of $4,376 at December 31, 2000. The working capital deficit as of March 31, 2001 was $1,376,847, compared to a deficit in working capital of $1,099,929 at December 31, 2000. The decrease in working capital during the quarter ended March 31, 2001 is due primarily to the operating loss of approximately ($229,000), reductions in accounts receivable of approximately $297,000, and reductions in inventory of approximately $117,000. As of December 31, 2000, we had total short-term debt and current portion of long-term debt of $2,133,750. At March 31, 2001, our short-term debt and current portion of long-term debt obligations totaled $1,929,138 and bore interest at a weighted average annual rate of 21.12%. Our long-term debt obligations to unrelated parties at March 31, 2001, excluding current maturities, totaled $196,375. The debt bears interest at rates of 18% to 24%. Our long-term debt to related parties at March 31, 2001, excluding current maturities, totaled $314,865. The debt bears interest at rates of 15% to 24%. Included in current maturities of long-term debt is $598,139, which bears interest at prime plus 6.5% under the Wells Fargo Line of Credit, $192,574 bears interest at 24% per annum, and $3,800 has an annual interest rate of 18%. During the quarter ended March 31, 2001, we refinanced or renegotiated and extended obligations totaling $1,191,375. We also borrowed $75,000 from new lenders and had additional net borrowings of $25,500 from existing lenders.


           We had an accumulated stockholders' deficit of ($1,720,479) at March 31, 2001, compared to a deficit of ($1,494,330) at December 31, 2000. This deficit at March 31, 2001 includes ($2,292,550) attributed to accumulated losses since inception.

           Historically, we have financed our operations principally through loans, private placements of equity and debt securities, and product sales. We used net cash of $758,947 in operating activities during the year ended December 31, 2000. During the quarter ended March 31, 2001, our operations provided $224,992 in cash. Improved cash flow was the result primarily of a decrease in accounts receivable and inventory during the quarter.

           During 2000, we entered into an agreement with Wells Fargo Business Credit, Inc. ("Wells Fargo") for up to $1.25 million in a secured credit facility consisting of a three-year revolving line of credit. At March 31, 2001, we had $651,861 available under the line of credit, which expires June 1, 2003. The interest rate is computed at Wells Fargo's prime rate, adjusted by features specified in the credit agreement, plus three and a half percent (3.5%). At March 31, 2001, the interest rate in effect was 16%, based on a default rate of prime plus 6.5%. Our equipment, general intangibles, inventory, receivables, investment property, and sums on deposit in any collateral accounts secure the credit facility. The credit facility contains restrictive covenants requiring us to maintain a minimum net equity of ($284,000) and to achieve minimum net income of $126,000. As of March 31, 2001, we continued to be out of compliance with these covenants and were therefore subject to the default rate. The line is personally guaranteed by our chief executive officer, Scott Holmes, and two former directors, KC Holmes and Lance Heaton. As of March 31, 2001, $598,139 was outstanding on the line of credit.

           We currently have significant debt at high interest rates and debt totaling $673,139, which is in violation of loan covenants or in default. We intend to use a substantial portion of the proceeds from the sale of the shares to retire this debt. If we do not sell all of the shares offered under this prospectus, we will need to locate other sources of funds. There are no obligations on the part of related parties to make advances or loans to NEBO. There can be no assurance that we will be able to secure this funding or that the terms of that financing will be favorable to us. These alternative financing methods may include the issuance of equity or debt securities which are or may become convertible into our equity securities and which may result in substantial dilution to the holders of our stock.

           The following chart includes information regarding our short-term and long-term borrowings as of December 31, 2000 and March 31, 2001.

Debt as of      15% Interest    16.5% Interest    18% Interest    24% Interest     30% Interest   Prime plus 6.5% (1)

12/31/00          $159,538         $13,611           $83,800       $1,377,575        $150,000         $881,139
3/31/01           $203,865            -              $58,800       $1,579,574           -             $598,139

(1) Default interest rate. Note rate is prime plus 3.5%. The default is the result of the breach of loan covenants requiring that we maintain specific levels of net equity and net income. When the default is cured, the interest rate will return to the note rate.

           During the year ended December 31, 2000, we issued 436,115 shares of common stock at an average price of $0.45 per share to repay or refinance debt. During the year ended December 31, 2000, we were in default under the terms of the credit agreements with several of our creditors. During the quarter ended March 31, 2001, we refinanced several of those agreements to resolve or cure those defaults. Also during the quarter ended March 31, 2001, we were in default under two notes totaling $673,139. Under the credit agreement with Wells Fargo, we were in default of the established debt-to-equity covenants. As a result, the interest rate under the note was increased from prime plus 3.5% to prime plus 6.5% per annum, until we are again in compliance. In January 2001, we received notice from a creditor, the Jacques Family Trust that we were in default under the terms of our note with the trust. The trust filed suit to collect on the note in May 2001. Under the terms of the note, we were to pay the outstanding principal and accrued interest in full (a total of approximately $75,000), on December 31, 2000. If we failed to make payment, we were to pay penalties and increased interest totaling 5% of the outstanding principal each month until we have made payment in full of all amounts owing under the note. We have continued to pay the interest at the rate of 2% per month, but we have not made any additional payment of penalties under the note.

           Because this is a no minimum, self-underwritten offering, we cannot guarantee that we will raise sufficient cash in this offering to meet our operating and other needs for the next 12 months, which we estimate to be $2,000,000. If we sell all 4,000,000 shares in this offering for net proceeds of $2,880,000, then we do not expect that additional funds will be required in the ordinary course of our business during the coming year.

Recent Developments

           After the year ended December 31, 2000, we entered into agreements with some of our creditors to refinance short- term debt. We also entered into transactions that provided additional financing to the company. Several of these transactions also included the contingent right of the creditor to receive shares of common stock in lieu of or in addition to cash payments required under the notes. Those transactions are summarized in this section.

           During the quarter ended March 31, 2001, we refinanced some of our notes payable and entered into new notes with creditors. The following table contains information about these transactions, including, where applicable, the grant of rights to acquire shares of common stock in lieu of or in addition to cash payments of principal or interest or both principal and interest under the notes.


     Date                Holder           Principal     Current       Maturity Date   Collateral or Security          Equity
                                             Note        Annual                                                       Features
                                            Amount    Interest Rate

                         Refinanced Debt During January 1, 2001 through March 31, 2001

2/11/2001   David & Marian Meyers       $ 160,000         24%          2/1/2002        Stock and inventory (1)       None
2/15/2001   Feather River Trust         $  75,000         24%          8/4/2001        None                          Option (2)
2/25/2001   James Smith                 $  75,000         24%          7/1/2001        None                          None
2/25/2001   Grant B. Smith              $  50,000         24%          7/1/2001        None                          None
2/25/2001   LMT Partnership             $  50,000         24%          7/1/2001        None                          None
3/1/2001    L.C. Branch                 $  35,000         24%          7/1/2002        Inventory                     None
3/1/2001    S&L Family Trust            $ 350,000         24%          9/28/2001 (3)   None                          None
3/1/2001    American Pension Services   $   1,900         15%          4/1/2002        Inventory                     None
3/1/2001    American Pension Services   $   1,900         15%          4/1/2002        Inventory                     None
3/30/2001   SK Management Trust         $ 187,500         24%          9/30/2001 (4)   Inventory                     Convertible
3/30/2001   Utah Fabrication            $  50,000         24%          10/1/2001       None                          None
3/1/2001    Sydney Meyers               $   1,700         24%          4/1/2002        Inventory                     None
3/31/2001   Stuart Smith                $  10,000         24%          10/1/2001       None                          None
3/21/2001   Joseph K. Buhler            $   5,000         18%          9/21/2001       None                          None
3/01/2001   Lee Branch                  $  50,000         24%          8/01/2001       Inventory                     None
1/22/2001   Northern Frontiers          $  10,000         24%          6/22/2001       None                          None
1/22/2001   Mountain Peak Investments   $  10,000         24%          6/22/2001       None                          None
1/22/2001   Wolverine Investments       $  10,000         24%          6/22/2001       None                          None
3/1/2001    David Meyers                $  25,575         24%          4/1/2002        Inventory                     None
3/1/2001    Marian Meyers               $  60,300         24%          4/1/2002        Inventory                     None

            New Debt Obtained January 1, 2001 through March 31, 2001
3/13/2001   Joe Buhler                  $   5,000         18%          9/13/2001       None                          None
1/18/2001   KSP Investment              $  50,000         24%          4/18/2001       Inventory                     None
2/15/2001   Kenton Lee                  $  20,000         18%          8/15/2001       None                          None

Footnotes to table:

                (1) Secured by 320,000 shares of the authorized but previously unissued common stock. The number of shares is reduced at the rate of two shares for each $1.00 of principal repaid prior to conversion.

                (2) Option to purchase 5,000 shares of common stock at $1.25 per share until February 15, 2006. Also, interest payments include 1,800 shares of common stock each month until the note is paid in full. The note provides that these shares are not to be issued until June 2001. All shares issued are to be restricted and are not freely transferable.

                (3) Note is accelerated and payment due in full if NEBO receives new capital from equity on or after March 31, 2001.

                (4) May be renewed by the company. Of the principal amount shown, proceeds of $37,500 were not funded to NEBO or reflected on its financial statements until April 2001.

                (5) Convertible anytime after July 30, 2001, at 90% of the fair market value of the common stock on the date of conversion, based on the average closing sale price of the common stock for the 15 trading days preceding the date of conversion.

                                    BUSINESS

           Our business commenced in 1996, operated first as a partnership and then as a limited liability company, under the name Open Sea Trading Company, LLC. In 1998, we incorporated Open Sea Corporation. In July 1999, we combined the operations of Open Sea Trading Company LLC with Open Sea Corporation by exchanging the member interests in the limited liability company for shares of common stock in the corporation. We changed our name to NEBO Products, Inc., in September 2000. Since December 2000, we have maintained our principal offices at 12382 Gateway Parkplace #300, Draper, Utah 84020. The telephone number is (801) 495-2150.

Business Overview

           We supply hand tools and weekend camping gear to U.S. retailers. Most of our products are manufactured in Taiwan, the PRC, and India and are imported by us to the United States for sale under our registered trademark NEBO(R) or under retailers' own private labels. We have established business relationships and a working history with 15 Far East manufacturers, three shipping companies, and more than 5,000 customers nationwide, including Home Depot, Menards, and Sears.


           In a survey conducted in May 2000 by Home Improvement Executive magazine, more home center chains cited NEBO as the number one brand driving their multi-bit screwdriver business. We have sold more than one million of our most popular hardware tool, the 13-in-1 multi-bit ratchet screwdriver. Beginning in October 2000, we started private-labeling NEBO safety glasses with the Craftsman(R) brand and promoting those glasses in all 856 Sears stores. History and Milestones

           In 1997, our predecessor started importing products into the United States under the NEBO brand. The following are significant milestones in the development of our business:


               o    September 1997-- Shipped first products to retail customers.

               o December 1997-- Retained 1,000th U.S. customer through our telesales and marketing programs.

               o August 1998-- The NEBO 13-in-1 won the "Best of Show" award at the National Hardware Show in Chicago.

               o October 1998-- Rolled out the sale of the NEBO 13-in-1 to Home Depot to realize first profitable month.

               o November 1998-- NEBO safety glasses first introduced to 200 Sears stores.

               o April 1999-- Completed the Home Depot rollout of the "13-in-1" nationwide to establish a national presence.

               o May 1999 -- Named number three brand in nationwide survey for multi-bit screwdrivers by the Home Improvement Executive magazine.

               o July 1999-- Combined operations under the name Open Sea Corporation and added new equity owners.

               o August 1999-- Completed seed round private placement of $300,000 to finance growth.

               o December 1999-- Completed year with more than $4 million in sales.

               o    January   2000--  Sold   one-millionth   13-in-1   multi-bit
                    screwdriver.

               o May 2000 -- Named number one brand in nationwide market survey for multi-bit screwdrivers by the Home Improvement Executive magazine.

               o May 2000-- Awarded U.S. design patent for our safety glasses.

               o May 2000-- Began selling sporting goods to Sam's Club, eventually becoming one of Sam's Club's highest volume "road shows."

               o    June 2000-- First sale to Menard s, Inc.

               o August 2000 -- Set record for world's largest sleeping bag (500 feet wide, holding 277 people simultaneously) at the semi-annual Outdoor Retailer's National Convention. Donated proceeds of event to charity.

               o September 2000-- Began private-label arrangement with Sears to place popular Craftsman(R)label on NEBO safety glasses.

               o    September 2000-- Changed name to NEBO Products, Inc.

               o October 2000-- Signed lease for new 17,000 square foot warehouse and office space.

               o    December 2000-- Completed year with $4.7 million in sales.

               o January 2001-- Expanded sales to 148 Menards, Inc. stores with six different hardware products.

               o March 2001-- First sales of sleeping bags and camping gear to Nordic Track, a 70-store chain.

               o March 2001-- First sales of sleeping bags to Galyan's, a 25-store chain.

Products
           We believe that our primary strength has been our ability to design or capitalize on innovations to common tools and camping gear to make them more attractive, more practical, or more useful by adding attractive and practical design features or dress. This process includes considering customer feedback and conducting extended hands-on trials and tests. Our design and marketing teams identify enhancements that they believe will dramatically increase the usability and functionality of a product. Foreign manufacturing sources are used so that the price of our products remains competitive in our key markets.
           Our top-selling hardware products include the following:


               o NEBO 13-in-1 screwdriver. This is a handheld multi-bit ratcheting screwdriver with 12 bits and an extension held in a cartridge that is stored in the handle. The NEBO 13-in-1 comes in three colors and continues to be one of our fastest selling products. This product won a "Best of Show" award at the 1998 National Hardware Show. The 13-in-1 was responsible for approximately 70% of our total sales in 1999 and 27.5% in 2000.

               o Speed Reader and Speed Reader PRO Tape Measures. These are rubber-grip, impact resistant tape measures. They have fractional markings to 1/32" and stud and truss markings indicated on the tape. Every 1/8" is printed with the actual fractions, making the tape easier to read. The Speed Reader PRO is an upgraded version of the Speed Reader and is designed for the professional market.

               o NEBO Quick Change. This ergonomic utility knife features an easy-open handle that doesn't require tools to replace the blade. The handle stores up to 44 blades and the knife features a safe "over-under" design with four different adjustable blade-cutting positions and two design options: one comes with a holster and the other with a rubber handle.

               o NEBO Mini Hacksaw. The Mini Hacksaw is a small, lightweight general use hacksaw. It has a 6-position adjustable blade and can be used to cut a variety of materials.

               o NEBO-X Safety Glasses. This is a line of style-oriented protective eyewear with interchangeable lenses. The lenses are produced in different shades and styles to be marketed to a variety of user types. They have adjustable frames and can come with accessories such as a neck strap and carrying bag. We were granted U.S. design patent No. 425,926 on May 30, 2000, for protective eyewear for this product and these glasses meet government requirements for safety. We currently sell these glasses under our own brand name and we also label them under the Craftsman(R) name for Sears.

               o The Sportsman is a multi-purpose hand tool that combines a ratchet action screwdriver with 5 bits and a three-blade knife in a colorful ergonomic handle. Both the outdoor and hardware departments market this product.

           Our top-selling outdoor products include the following:


               o The Bear, Moose, and Caribou sleeping bags. These sleeping bags are rectangular in shape, but all come with a "mummy" style hood. This unusual design experienced immediate sales success and garnered industry attention. Consequently, other sleeping bag companies have incorporated this design combination. These sleeping bag lines are intended to fulfill the mid-range camping market and have recently been sold in Sam's Club and in various sporting and specialty stores throughout the United States. They are produced in various temperature ratings, colors, and fabrics.

               o The Wasatch, Uinta, and Teton sleeping bags. These lines are designed in the classic "mummy" style. Our target market for these products is the mid-range backpacking and sporting consumer. The Uinta incorporates an upgraded DuPont(R) brand fill, and the Teton utilizes an unusual curved zipper designed to facilitate zipping from inside the sleeping bag. Some styles of these bags have been sold by Sam's Club and in various sporting and specialty stores throughout the United States. They are manufactured in an assortment of colors, temperature ratings, and fabrics.

               o The Mammoth. The Mammoth is an extra large (100" x 60") sleeping bag, originally designed to be an oversized single bag but adaptable to be a double. It has incorporated the same components as a single bag, such as a mummy hood, zipper and shoulder baffles, and it adds other features such as a second zipper - one for each side.

               o Camping Tents. We have recently developed two tents, the Arch VII and the Arch IX. They are designed with modular rain flies that can be changed according to the user's needs. They are nicknamed "8-in-1" tents because of the capability of being pitched eight different ways. The Arch IX which has 9'x9' living space and a full rain fly that extends lengthwise a total of 18 feet. If the user desires, a 5-foot vestibule section of the rain fly can be removed to save space and reduce carrying weight. The rain fly can even be pitched on its own, separately from the tent.

               o Camping Cots and Chairs. We produce camp chairs and cots in various sizes and styles. The most notable are an oversized cot measuring 84"x40"x22" and an oversized camp chair that measures 22"x24"x38". The large size of these items is not typically seen in the industry and is an important feature we use to differentiate our products.



Customers
           There are three general types of customers for our hardware and camping products. These include:


               o Small and medium size retailers. Smaller stores used to rule the hardware and sporting goods industries, and there are still more than 20,000 of these stores nationwide, according to The National Hardware Retailers Association. In some instances, these storeowners and managers have formed buying co-operatives. According to the National Hardware Retailers Association, hardware wholesale cooperatives including Tru*Serv Corporation and Ace Hardware Corporation combine to purchase more than $7 billion a year in products, with distribution to more than 15,000 retailers. We believe it is necessary for small retailers to rely on careful product selection, personal service, and liberal return policies to compete with the national chains. We sell directly to over 4,000 smaller retailers with a telesales force of six employees. Approximately 36.4% of our total sales in 1999 and 52% in 2000 were to small and medium size retailers.

               o National chains. Home Depot, Menards, Sam's Club, Wal-Mart, Sears accounted for more than $100 billion a year in consumer hardware and sporting goods sales in 1999. These national chains generally have long approval cycles when acquiring new products. Only products that sell quickly get reordered. Those that remain on the shelves too long or that experience high return rates are dropped. It is our belief that these national chains rely on enormous selection and branding to compete. We use approximately 40 manufacturers' representatives and nine sales employees to sell and service the inventory in national chain stores. Manufacturers' representatives are independent contractors that represent products of a like type manufactured by one or more manufacturers in a particular industry or market. The national chains accounted for approximately 64% of our total sales in 1999 and approximately 48% in 2000.


               o Private-label Partners. Makers of well-known brands, such as Craftsman(R) and NordicTrack(R) often select products from other manufacturers and private-label them as their own. Only products that are a direct fit in quality, price, and packaging are considered for private label, and manufacturing relationships and company stability are also determining factors. In the future, we expect to expand our private labeling business to take advantage of the closer relationships with the retailer and longer exposure and life for our product that frequently result from these arrangements. We began private-label sales in 2000 and they accounted for approximately 2% of net sales in that year.


           We service these three different customer groups for several reasons. It minimizes the risk that a single large customer will dominate the revenue forecast at any one time. Selling to a cross-section of the market also allows us to achieve greater brand recognition and allows us to capitalize more widely on our high-loyalty features. During 1999, Home Depot was our leading customer. Sales to this customer totaled approximately $2,506,000 (or approximately 61% of net sales). In 2000, sales to Home Depot totaled $1,197,108 (approximately 25% of net sales). Also in 2000, sales to Sam's Club totaled $967,391 or approximately 21% of net sales. We do not have written contracts or other agreements with these customers that would require them to continue to do business with us. Therefore, they are free to choose at will among suppliers of products like those we sell. While the loss of either of these customers could materially and adversely affect our business, results of operations and financial condition, we do not expect that the Sam's Club relationship will continue in the future. We do not believe that the loss of that relationship will adversely affect our earnings, as the expected profitability from this relationship did not develop and in the interim we have received purchase orders from new customers that should offset the loss of the revenues provided last year by our Sam's Club sales.

Competition

           We compete in both the hardware and the sporting goods industries. Our main competition in these industries originates from several large tool and sleeping bag manufacturing and import companies. Our principal competitors in the sporting goods industry are Coleman and Slumberjack. Our primary hardware competition is Alltrade, Stanley Works, Olympia Tools, and Allied. Large retail chains like Menards and Home Depot sometimes import products under their own private labels that compete directly with our products.

           We compete with these larger wholesale and manufacturing companies in several ways. First, we try to identify unique products or product features that do not yet have significant market saturation. For example, we designed our Moose sleeping bag to combine a "mummy" style hood with a common rectangular bag shape. Another example is our 13-in-1 that combines a ratchet and 13 screw bits on a tool that is the same size as the standard single-bit screwdriver. We identify unusual product features or designs through customer or employee suggestions, or from suggestions made by our manufacturing partners. Second, we attempt to sell our products at a price that is competitive with, in many cases less than, the prices charged by our competition. We conduct our market research by having our sales personnel regularly visit hardware and sporting goods retailers and note prices and features of competing products. Third, we try to provide more personal service to our customers. We believe that our smaller size allows us to maintain personal contacts with key personnel at our customers and manufacturers. We respond promptly to customer special requests and in most cases can ship product within one business day of receipt of an order. Fourth, we attempt to help our retail customers successfully merchandise our products. For example, we package our top-selling hardware products in point-of-purchase boxes of one dozen units, which can be placed by the retail customer at high traffic areas such as check stands. We believe our extra attention to packaging helps our products maintain better visibility and makes them more attractive to potential purchasers. Our sales personnel and representatives also visit larger customers regularly to arrange, clean and restock products at the customers' stores. This also allows us to ensure that our products enjoy favorable placement and appearance for the patrons of these customers. Market Opportunity

           We have identified several trends that affect our primary markets. These include the following:


               o Consolidation of hardware stores and emergence of national chains and large wholesale buying groups. A relatively recent trend in the industry is the consolidation of hardware stores and the emergence of national chains and large buyer groups. Industry analysts expected home center chains to capture $83 billion in volume and more than 51% of the market in 2000. We believe that the number of retail outlets has decreased over the last ten years, while the total volume of sales has more than doubled.

               o Continued steady demand in home remodeling and construction industries. We estimate that total spending on home remodeling increased by about 9% in 1998. In the first half of 1999, the National Retail Hardware Association estimated that there were 10,170,000 new housing starts and 5,515,000 new home sales. The association further estimated that total industry sales for the home remodeling and construction industries are expected to increase at an annual rate of 4.6% through 2003. In addition, hardware stores, home centers, and lumber outlets report that hardware tools of the type we provide are their highest or second-highest productivity items, with a better gross margin return on inventory than power tools, plumbing, paint and home decor, lawn and garden, and lumber.

               o Increased participation in outdoor activities and greater emphasis on healthy lifestyle. Wholesale sales of camping equipment have increased at a steady rate from 1995 through 1999. We expect that trend to continue. In the United States, approximately 8 million more people went camping in 1999 than in 1995 and approximately 5 million more went backpacking.

           We plan to capitalize on these industry trends as follows:


               o Increasing the number of programs available in our product line. By expanding our product programs, we increase the likelihood of selling directly to the larger chain stores and co-op warehouses. A product program is a program that expands the number of products of a similar type or line of products that can be marketed to the same group or similar type of customers. The customer has a wider selection of similar products with varied features to choose from and to pass along to its patrons. This strategy involves an investment of capital into inventory; however, we believe that our volume of sales to our customers will greatly increase.

               o Designing consistent, highly recognizable packaging of both outdoor gear and tools. We plan to continue providing attractive, consistent color themes and bold name branding on all of our packaging. By brand building, we help our customers merchandise our products to the end-user, thus increasing sales and customer loyalty. Our products are targeted to take advantage of impulse buying.

               o Increasing sales efforts to chain stores and wholesale buying groups. We intend to capitalize on the emergence of chain stores and the market consolidation by designing custom programs that work within the chain's existing line of products and clientele, and by specifically targeting those stores for our sales and marketing efforts. Depending on the specific store, we will propose these programs directly to the customer or approach the chain through our manufacturer's representatives.


Manufacturing

           Substantially all of our hardware and outdoor products are manufactured in Asia. Over the last four years, we have carefully selected the most suitable manufacturers and have obtained product-specific exclusive arrangements from several different manufacturers. Under these arrangements, our manufacturers may not manufacture competing or similar products for others.

           Unlike many import companies, our approach to manufacturer relationships is very hands-on. Our executives travel to the Far East several times a year, spending valuable one-on-one time gathering ideas from manufacturers and inventors and communicating our strict quality and feature requirements. We also work with manufacturers' representatives in some instances to help ensure efficient but open communication. We have sufficiently strong relationships with some of these manufacturers that more than half of them provide us with favorable credit terms. Most products are manufactured on a 30- to 45-day cycle.



     In April 2001, we entered into a written exclusive agreement with Taiwan Zest Industrial Company Ltd, the Taiwanese manufacturer of the NEBO 13-in-1 reversible ratchet screwdriver. Under this agreement, we have been granted the exclusive right to distribute the 13-in-1 in the United States. The agreement expires March 31, 2002. It can be renewed by mutual agreement, provided we notify the manufacturer of our intention to renew at least three months prior to the expiration date. In consideration of the exclusive rights granted under the agreement, we have agreed to purchase at least 26,540 dozen of the product during the term of the agreement. We are required to give advance notice of a minimum of two months of our anticipated purchase requirements. As long as we are in compliance with the agreement, the manufacturer has agreed that it will not sell the product to any other party that deals directly or indirectly with U.S. manufacturers, distributors, wholesalers, retailers, or importers, other than NEBO. The manufacturer has also covenanted to refer all inquiries regarding the product and its sale or distribution in the United States to us. If the manufacturer or any of its affiliates manufactures and distributes a similar product or products in the United States, then our minimum purchase requirements are suspended under the agreement and we will retain our exclusive rights even if we fail to make the minimum purchase required by the agreement.

           We understand that working in the international arena involves risks caused by geographical, political and cultural differences. We have made efforts to minimize our vulnerability to these risks. These efforts include:


               o Increasing the countries where manufacturing is performed. We currently have manufacturing arrangements in Taiwan, China and India. Future locations may include Korea, Thailand, Sri Lanka, Vietnam, and Mexico. Moving into these other countries will allow us to more easily and quickly shift a manufacturing order to a different country should a geopolitical or other problem arise.

               o Increasing the number of factories within countries. We have the ability to "overlap" the making of each product. In other words, a different foreign manufacturing company can make the same or similar products at comparable pricing. We meet regularly with many foreign factory representatives, which we believe increases the likelihood of maintaining acceptable product quality and pricing. For initial orders, we obtain quotes from multiple suppliers and then accept the best offer, considering price, quality, speed, terms, and perceived value-added services. For example, our main sleeping bag supplier operates two factories in separate locations in the PRC and will soon be constructing a third, which should reduce the risk of a natural disaster possibly interrupting product supply.

               o Maintaining ongoing and consistent communication with suppliers. We communicate daily with most suppliers either by telephone, fax, or e-mail. Face-to-face meetings are scheduled whenever possible and happen approximately twice per year with each factory. We work closely with three freight-forwarding companies that have local offices in Utah and in major cities in Asia.

               o Quality assurance. We only accept orders that meet the quality standards requested from a supplier. Our product development personnel sample several items from each shipment to perform in-house product testing. Sub-standard or defective goods are returned or reported to the supplier for credit.


Shipping, Warehousing, and Distribution

           Products are shipped on a 25-day cycle via common carrier to various port cities and from there directly to our warehouse in Draper, Utah. Our employees receive the product inventory, inspect it for quality, and log it into the warehouse storage system. Customer's orders generally are shipped within 24 hours of receipt, which helps maintain our reputation for high availability. We order product every 15-30 days in order to manage carefully cash flow while staying ahead of the average customer order cycle, which generally is every 45-60 days. We are proud of our 99% in-stock record for national chains and over 90% in-stock for smaller retailers, which we believe greatly enhance customer loyalty. Having a sufficient volume of our best selling products "in stock" means that we have product available to fill customer orders without back-ordering product.

Accounts Receivable Management

     Our customers are billed on Net 30 terms, and most accounts receivable are collected within 60 days. We maintain a credit line with Wells Fargo Bank that is collateralized by our inventory and accounts receivable. Product Liability

           We believe that we retain sufficient product liability insurance to protect against potential claims that can occur in hardware and sporting goods manufacturing. We seek to ensure rigorous quality testing in both manufacturing and product design and we have placed appropriate warning and usage labels on each of our products. To date we have not had any product liability claims. Several products we sell are certified by the American National Standard Institute (ANSI). ASNI is an organization that formally conveys levels of quality and safety by product category. Our suppliers have represented to us that their products meet these requirements.

Patents, Licenses, and Proprietary Technology

           We rely upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation, and licensing opportunities to develop and maintain our competitive position. Our future prospects depend in part on our ability to obtain patent protection for our products and formulations. We need to preserve our copyrights, trademarks and trade secrets. We also need to operate without infringing the proprietary rights of third parties. On May 30, 2000, the U.S. Patent and Trademark Office granted U.S. patent #425,926 for our protective eyewear.

           We have one registered mark, the word and logo NEBO. In addition, we use a number of unregistered marks for which we claim or believe we may be entitled to common law trademark or trade name and service mark protection. These include many of our product names and other marks identified in this prospectus by the symbol (TM). Properties

           Our corporate headquarters are located in approximately 17,000 square feet at 12382 Gateway Parkplace #300, Draper, Utah. The space includes office and adjacent warehouse and showroom space in a newly constructed industrial park. Lease payments total approximately $9,500 per month. The lease expires on October 30, 2005. We also own a 50-acre parcel of undeveloped real estate in Elberta, Utah.

Employees

           As of December 31, 2000, we had 17 full-time and two part time employees in management, sales, operations, administrative, and technical positions. Of these full-time employees, five are in management, five in sales and marketing, two in marketing and product development, and five in operations, administration, and support. We also have one part-time employee. We consider relations with our employees to be very good. None of our employees are covered by a collective bargaining agreement. We have not experienced any business interruption as a result of any labor disputes. We anticipate that our business growth will require an increase in headcount in sales and shipping to meet demand for our product sales. Legal Proceedings

           We are not involved in or a party to any material legal proceedings.

                                   MANAGEMENT

           The following table sets forth information about our board of directors and management team as of February 28, 2001.

Name, Age               Office

Scott Holmes, 34        Director, President, CEO
Darin Malchus, 39       Director, Vice President Marketing & Product Development
Jason Lee, 29           Director and Chief Financial Officer
W. Michael Jarema, 51   Vice President Hardware
Andrew Peterson, 28     Vice President Sporting Goods

           Mr. Scott Holmes has been with our predecessors and us since August 1997 and became our CEO in December 1998. From November 1995 to August 1997, he was a sales manager with United Staffing Alliance, a professional employer organization. Prior to that he co-owned Liberty Loan, a retail lending company. From January 1993 until December 1994, Mr. Holmes worked for Ostler International d.b.a. Interstate Auto Supply where he gained extensive international trade and business experience.


           Mr. Darin Malchus joined our predecessors and us in January 1998 as our controller. In May 2000, he was appointed Vice President Marketing and Product Development. He became a director in February 2001. He holds a BS degree in Business Administration, Accounting, from California State University, Chico, with a minor in Mathematics. Beginning in June 1989, he was employed by KPMG Peat Marwick as a financial auditor in Los Angeles, California. He is a Certified Public Accountant (California). From September 1993 to April 1995 Mr. Malchus was the Financial Manager of Barton Memorial Hospital and Carson Valley Medical Center, located in South Lake Tahoe, California, and Gardnerville, Nevada, respectively. He then joined NVMS, a medical group consisting of plastic and oral surgeons, serving as Controller and Group Administrator.


     Mr. Jason Lee joined us in January 2000 as assistant controller. He became controller in May 2000. He became Chief Financial Officer and a director in February 2001. Mr. Lee holds a BS degree in Business Administration, Accounting, from California State University, Sacramento. From July 1999 until he joined us, Mr. Lee was a financial recruiter for Robert Half International. From July 1997 to July 1999, he worked for Chevron as an internal auditor in Concord, California. From 1992 to 1997, he worked as a senior collection specialist for the Bank of America, and prior to that he owned his own bookkeeping service. Mr. Lee has passed the CPA exam in California and has licensure pending processing. He is a member of the Institute of Internal Auditors and AICPA.


           Mr. Michael Jarema joined our predecessors and us in August 1997 as operations manager. In February 1999 he was named Vice President Hardware. Prior to joining us, Mr. Jarema enjoyed an extensive career abroad, working as general manager of Wilson Addison International Advertising Agency for 10 years. He also owned and operated a manufacturing company and an export company and was a product representative for a pharmaceutical wholesale company while living in Fiji. Michael served with the United Nations Development Program on a curriculum development project, worked and published with the Fiji Times, now a Rupert Murdock company, and taught high school in several countries as a member of the Peace Corps. Mr. Jarema has served in a number of directorships in a paid and volunteer capacity including the YMCA, where he was Chairman for six years, the Red Cross, Junior Achievement, The Tourism Council of the South Pacific, and several other organizations. He holds a BA degree in Liberal Arts from Central Michigan University.

           Mr. Andrew Peterson joined our predecessors and us in February 1998, serving first as Director of Information and Technology. Since February 1999, he has been our Vice President of Sporting Goods. He graduated from Brigham Young University in 1996 with Bachelors degrees in Structural Engineering and Environmental Engineering. From April 1994 to April 1995, he worked in structural construction with N.L. Bundy Construction. From April 1995 to January 1997, Mr. Peterson was a Network Engineer and Consultant for Alpha Networks & Cabling LLC. From January 1997 to February 1998, he was an Environmental Engineer with Envirocare of Utah, Inc., now known as Broken Arrow, Inc.

Board of Directors Committees and Other Information

           All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors. The board currently administers our stock option plan.

Director Compensation

     Members of the board of directors who are also executive officers do not receive cash compensation for service as a director. We do reimburse their expenses incurred in connection with attendance or participation at board meetings.

Executive Compensation
           None of our executive officers is paid more than $100,000 annually. We do not have any written employment agreements with any of our employees. The following table sets forth the compensation paid to our Chief Executive Officer in each of the last three completed fiscal years.

                                                                                                                    Long-Term
                                                                                                                  Compensation
                                                                Annual Compensation                                  Awards
                          -----------------------------------------------------------------------------------   ---------------
        Name and                                                                           Other Annual            Securities
        Principal                                                      Bonus               Compensation            Underlying
        Position                               Salary                   ($)                   ($) (1)              Options (#)
                           Year                 ($)
Scott Holmes, CEO          2000               $96,000                   $0                    $1,164                    0
                           1999               $82,000                   $0                     $ 290                    0
                           1998               $72,000                   $0                     $ 359                    0



               (1)  Includes    approximate    amount   of   employer   matching
                    contribution to 401(k) plan.

            Option/SAR Grants in Last Fiscal Year (Individual Grants)


                                                                 Percent of
                                                                    total
                                            Number of            options/SAR
                                            Securities            s granted
                                            Underlying               to
                                           Options/SARs         employees               Exercise
                                             granted              in fiscal             base price           Expiration
                     Name                      (#)                  year                 ($/Sh)                 Date
                      (a)                      (b)                   (c)                   (d)                   (e)
-------------------------------------- -------------------- --------------------- --------------------- ----------------------
Scott Holmes, CEO                      0/0                          N/A                   N/A                   N/A

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                       Fiscal Year-end Option/SAR Values


                                                                               Number of              Value of
                                                                              unexercised            unexercised
                                                                              options/SARs          in-the-money
                                                                              at FY-end (#)         options/SARs
                                      Shares                 Value            exercisable           at FY-end ($)
                                    acquired on             realized              /                 exercisable/
          Name                     exercise (#)               ($)           unexercisable           unexercisable
           (a)                          (b)                   (c)                 (d)                    (e)
---------------------------  -----------------------  ------------------ -------------------  -----------------------
Scott Holmes, CEO                        0                     0                  0/0                    0/0



Stock Option Plan

           In February 2001, effective January 1, 2001, our board of directors adopted our Stock Option Plan. The Plan authorizes the granting of awards of up to 7,000,000 shares of voting common stock to our key employees, officers, directors, consultants, advisors and sales representatives. Awards consist of stock options (both non-qualified options and options intended to qualify as "incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights, and other stock-based awards, as described in the Plan. Incentive stock options granted under the Plan may not be exercisable after the expiration of five years after the grant date and any non-qualified stock options granted under the Plan may have an exercise date that is more than ten years after the grant date.

           The Plan is administered by the board of directors, which determines the persons to whom awards will be granted, the number of awards to be granted, and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan. The exercise price of qualified options may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock). The aggregate fair market value (determined at the date of grant) of shares for which qualified stock options are exercisable for the first time by that employee during any calendar year may not exceed $100,000. If the value of the stock subject to options exceeds this amount, the excess is considered to be a non-qualified option, with the result that the beneficial tax treatment of the incentive stock option will be lost as to the excess amount. This does not limit the amount of options that an employee can exercise.

           Non-qualified stock options granted under the Plan may be granted at a price determined by the board of directors, but generally not to be less than the fair market value of the common stock on the date of grant. The board has the discretion to grant options with exercise prices less than the fair market value of the common stock on the date of grant if it determines that circumstances justify a below market price. If options or other awards are made under the plan with exercise prices below the fair market value of the common stock on the date of the grant, NEBO will incur a related expense for the beneficial conversion feature of the below-market grant, which will reduce NEBO's earnings, if any, or increase the amount of its loss, if any, for the period in which the grant is made. However, the board does not anticipate granting options with prices below the fair market value of the common stock in the foreseeable future and has not granted options with below market exercise prices at any time in the past.

           Options granted to employees under the Plan may not be exercised after the termination of the employment of the holder except under circumstances enumerated in the Plan. Those circumstances include termination of employment resulting from retirement, disability and death of the holder. If termination results from the retirement of the holder of the option, the option may be exercised within three months after the retirement for all of the shares covered by the grant. The Plan defines retirement to mean any termination of employment after the completion of at least ten years of service. If employment is terminated because of disability, the options may be exercised within three months after the termination of the employment. If an employee dies while employed and while holding vested but unexercised options under the Plan, the personal representative of the deceased employee may exercise the options for one year after the date of death. If the holder of the option dies within three months after termination of employment for a reason other than retirement or disability, the options granted under the Plan may be exercised within one year after the date of death, but the options may not be exercised for more than the number of shares, if any, as to which they were exercisable by the employee immediately prior to his death.

           Options granted under the Plan may be exercised within three months after the involuntary termination of employment as to the number of shares that may be purchased immediately prior to the termination of employment. "Involuntary termination of employment" means any termination of employment with NEBO by reason of the discharge, firing or other involuntary termination of employment by action of NEBO, other than an involuntary termination for cause. Termination for cause can result by the employee's theft or embezzlement from NEBO, the violation of a material term or condition of his or her employment, the disclosure of confidential information, conviction of a crime involving moral turpitude, stealing trade secrets or intellectual property, any act in competition with NEBO or any other act, activity or conduct, which in the opinion of the committee is adverse to the best interests of NEBO. In these circumstances, all unexercised options become null and void effective as of the date of the occurrence of the event that results in the termination for cause.

           The Plan also contains change in control provisions, which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any person or group of persons owning more than 10% of our outstanding common stock, excepting broker-dealers, banks, insurance companies, investment companies, employee benefit plans, parent holding company or control person, savings associations, church plans or groups comprised of these types of shareholders, becomes the beneficial owner of more than 30% of our outstanding shares of common stock.

           During the quarter ending March 31, 2001, we granted options to purchase a total of 612,000 shares under the Plan to 19 option holders. Of these awards, options to purchase 196,000 shares carry an exercise price of $0.70 per share and options to purchase 416,000 shares carry an exercise price of $0.77 per share. These options vest over periods ranging from six months to four years from the date of grant.

                              CERTAIN TRANSACTIONS

Transactions with Promoters

           In 1996, in connection with the formation of our predecessor, Open Sea Trading, LLC, ownership of the company was divided equally between KC Holmes and Jon Shute as beneficial owners. These founders contributed the business concept, idea and initial manufacturing and marketing contacts to the company in exchange for their respective member interests. Upon combination of Open Sea Trading LLC and Open Sea Corporation in July 1999, the outstanding member interests of the limited liability company were exchanged for a total of approximately 9,880,000 shares of common stock in NEBO in proportion to each member's ownership interest in the limited liability company.


1997-1998

           From September 1997 through December 1998, The Murdock Group lent to us amounts totaling $306,000 to assist us in maintaining adequate working capital. At the time of these transactions, The Murdock Group was a related party because Mr. KC Holmes was a founder and a director and significant shareholder of both NEBO and The Murdock Group and other directors of The Murdock Group also served as directors of NEBO during the time these transactions occurred. The Murdock Group (OTCBB:TMGS) is a career development counseling and career coaching company.


1999

           During the year ended December 31, 1999, we loaned a founder, director and shareholder, KC Holmes, an aggregate of approximately $350,000 at 18% interest per annum. During 1998 and 1999, we also loaned a shareholder and founder, Jon Shute, or his affiliates, an aggregate of approximately $655,000.


           Also during the year ended December 31, 1999, we loaned The Murdock Group a total of approximately $580,000 at interest rates ranging between 10% and 18% per annum. At the time of these transactions, The Murdock Group was a related party because Mr. KC Holmes was a founder and a director and significant shareholder of both NEBO and The Murdock Group and other directors of The Murdock Group also served as directors of NEBO during the time these transactions occurred.


           As of December 30, 1999 we had aggregate outstanding loans to KC Holmes, Jon Shute and his affiliates and The Murdock Group of approximately $1,340,000. We had made various cash advances to these entities during 1999 of $995,000, had an outstanding aggregate balance at December 31, 1998 of approximately $382,000 and had received approximately $37,000 in payments prior to December 30, 1999. The $1,340,000 amount outstanding was satisfied and resolved as follows:


               o $306,000 was offset against a payable obligation to The Murdock Group in connection with amounts lent to us during 1997 and 1998 totaling the same amount.

               o The remaining $1,034,000 was exchanged for approximately 1,034,000 shares of The Murdock Group common stock.

     The Murdock Group common stock was initially estimated by our management and The Murdock Group to have a value of $1.00 per share. The $1.00 share price was determined based upon the range of market trading values of The Murdock Group stock in April 2000 of $1.50 per share to $1.00 per share. The volume of stock sales of The Murdock Group was not sufficient to handle large stock transactions and therefore a $1.00 value was believed to be originally the fair value of The Murdock Group stock obtained.

     After further considering our ability to liquidate our position in The Murdock Group common stock, the rapidly declining trading value of The Murdock Group common stock and the financial position of The Murdock Group, we determined that the 1,034,000 shares of common stock received had a value of approximately $52,000 or $.05 per share. This led to the conclusion that, at the date of the exchange transaction, the notes receivable were not fully collectible because the amount was not collectible in cash and the aggregate fair value of the securities received in the transaction was less than the face value of the notes receivable. We therefore incurred a bad debt expense in 1999 of approximately $600,000 from the exchange of the loans for the 1,034,000 shares of The Murdock Group common stock.

     At December 31, 1998 we established an allowance for bad debts in the amount of $382,000. At December 31, 1999 we recorded a bad debt expense of approximately $600,000 which is the difference between the net loans ($1,034,000 less the $382,000 allowance) $652,000 and the value of the common stock received ($52,000).

     We initially recorded the $600,000 loss as an impairment charge within non-operating expense in the statement of operations on the belief that the common stock and not the notes receivable were impaired. Upon further review and analysis, it was determined, however, that the notes receivable were not fully collectable on the date of the exchange for the reasons cited above, and that the financial statements have reclassified the impairment charge to a provision for bad debts in the statement of operations and included the $600,000 as a component of operating loss.


     When the advances were made to these individuals and The Murdock Group, we expected that they would repay their notes in cash. However, over time it became apparent that The Murdock Group's deteriorating financial position made it less likely that the notes would be paid in cash. Upon further review and discussions with these parties we determined that the best way for us to receive value for the notes was to take common stock of The Murdock Group in exchange. We believed at the time that within a period of several months we would be able to liquidate our investment in The Murdock Group and generate the cash. However, the trading prices of The Murdock Group common stock decreased during the year 2000 from approximately $1.50 to between $.05 and $.035 per share. This was not anticipated by us or by these debtors at the time we accepted the stock as payment.


     During  the  year  ended   December  31,  1999,  we  borrowed  a  total  of
approximately $105,000 from Scott Holmes, an officer and director. This loan is payable in 2003 and bears interest at an annual rate of approximately 15%.

2000

     During the year ended December 31, 2000, we loaned The Murdock Group $75,000. In addition, we had discussions with The Murdock Group about the loss we had incurred on the exchange of prior loans for 1,034,000 shares of The Murdock Group common stock in 1999. On November 15, 2000, The Murdock Group issued NEBO approximately 9,745,000 shares of its common stock to satisfy the $75,000 advances made during 2000 and to provide some relief for the loss incurred in the prior year, together with interest income earned on the advances. We recorded $262,996 as other income from the receipt of these 9,745,000 shares of common stock from The Murdock Group. See Note 14 to the Financial Statements that are included in this prospectus.

     The 9,745,000 shares we received in November 2000 were valued at approximately $.036 per share at the time they were received, based upon the average trading value of The Murdock Group common stock when the first discussions to resolve the issues took place. In establishing the price at which we would accept these shares, we also took into consideration the trading value of The Murdock Group common stock, the volume of trades of the Murdock Group stock, and the financial condition of The Murdock Group.

     During 2000, we sold 260,870 shares of The Murdock Group stock for a gain of $28,420. We also exchanged 9,950,000 shares of Murdock Group stock in satisfaction of $348,250 of notes payable. We exchanged these shares at a price of approximately $.035 per share, which approximated the fair market value of the shares based upon the trading value of The Murdock Group stock and recorded no gain or loss on the transaction.

     Both at December 31, 2000 and March 31, 2001, we owned less than one percent of the issued and outstanding common stock of The Murdock Group.

     In 2000, we borrowed an aggregate of approximately $710,500 from Scott Holmes, an officer and director. Cash repayment totaling approximately $705,000 was made prior to the year-end. The balance owing Mr. Holmes at December 31, 2000 on this and other amounts loaned by him during 1999 was approximately $110,600. The annual interest rate on this debt is 15%.

     Also in 2000, we purchased a 50-acre parcel of undeveloped real property for 147,800 shares of common stock from an entity owned by Scott Holmes, an officer and director, and Mr. Holmes' brother-in-law. The real property was recorded at the historical cost of the property, $20,000, as required by GAAP. The land had an MAI appraisal value of $82,000. The purchase price at historical carrying value is $0.135 per share and $0.555 per share at the MAI appraisal value.

     During 2000, we borrowed $80,000 from Suzanne Heaton, the wife of a former director, Lance Heaton. This loan is due in June 2003 and bears interest at an annual rate of 24%. During 2000, we repaid $10,000 principal on this loan.


Wells Fargo


     We have a revolving line of credit with Wells Fargo. See "Management's Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources" for a more detailed description of this credit facility. Scott Holmes, our chief executive officer, and two shareholders of NEBO, KC Holmes and Lance Heaton, have personally guaranteed this line of credit. At the time the line of credit facility was entered into, Scott Holmes, KC Holmes, and Lance Heaton were directors of NEBO.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us as of May 31, 2001 with respect to ownership of our voting common stock by (1) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting common stock on a converted basis; (2) each director and executive officer; and (3) all directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed below is c/o NEBO Products, Inc., 12382 Gateway Parkplace #300, Draper, Utah 84020.

                                                                                                                 Pro Forma
                                                                              Percentage of Shares          Percentage of Shares
Name of Shareholder                            Number of Shares (1)          Owned Prior to Offering       Owned After Offering(2)
-------------------                            --------------------          -----------------------       -----------------------

5% or more Shareholders:

Aspen Capital Group
8989 S. Schofield Cir.
Sandy, Utah 84093                                        2,000,000                  17.8%                        13.1%

Jon Shute (4)                                              905,000                   8.0%                         5.9%
1843 East Valley View Lane
Eagle Mountain, Utah 84043

Lance Heaton (3)                                           779,334                   6.9%                         5.1%
1319 S. Via Costa Way
Kaysville, Utah 84037

Randy Burnham                                             7 17,400                   6.4%                         4.7%
1265 East 100 South
Spanish Fork, Utah 8660

Officers and Directors

Scott Holmes (5)                                         1,934,800                  17.2%                        12.7%

W. Michael Jarema (6)                                       57,500                     *                            *

Jason Lee (7)                                               10,000                     *                            *

Darin Malchus (8)                                           47,500                     *                            *

Andrew Peterson (9)                                         21,000                     *                            *

All directors and officers as a group (5
Persons) (10)                                            2,070,800                  18.3%                        13.5%


* Less than one percent.

     (1) Based on 11,257,248 shares outstanding at May 31, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable or convertible within 60 days of the date of this prospectus, are deemed outstanding. Those shares, however, are not deemed outstanding for purposes of computing the ownership of any other person.

     (2) Assumes the sale of all of the shares offered hereby. If all of the shares were sold, the investors in this offering collectively would own approximately 26.3% of our outstanding voting common stock.

     (3)  Includes 128,334 shares held by Mr. Heaton's wife.

     (4) Includes 500,000 shares held by a limited liability company controlled by Mr. Shute.

     (5) Includes options to purchase 15,000 shares that are or become exercisable within 60 days of the date of this prospectus.

     (6)  Includes   options  to  purchase  7,500  shares  that  are  or  become exercisable within 60 days of the date of this prospectus.

     (7) Includes options to purchase 10,000 shares that are or become exercisable within 60 days of the date of this prospectus.

     (8)  Includes   options  to  purchase  7,500  shares  that  are  or  become exercisable within 60 days of the date of this prospectus.


     (9) Includes options to purchase 12,000 shares that are or become exercisable within 60 days of the date of this prospectus.


     (10) Based on a total of 11,257,248 shares issued and outstanding before the offering and 15,257,248 shares outstanding after the offering.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 100,000,000 shares of common stock, no par value and 100,000,000 shares of preferred stock. As of the date of this prospectus there were issued and outstanding 11,257,248 common shares and no preferred shares.

Common Stock

           Holders of the common stock are entitled to one vote per share on each matter submitted to a vote of shareholders. There are no cumulative voting rights. Therefore, holders of a majority of the outstanding shares of voting common stock are able to elect the entire board of directors. The board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock (whether voting or non-voting), which would reduce the percentage ownership by the present shareholders and which might dilute the book value of outstanding shares.

           Under Utah law, the holders of a class or series of stock (whether it is voting or non-voting) are entitled to vote as a separate class or series with respect to any amendment to the articles of incorporation that would increase or decrease the aggregate number of authorized shares of the class or series, increase or decrease the par value of the shares of the class or series, or alter or change the powers, preferences or special rights of the shares of the class or series so as to adversely affect the class or series.

           Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any preference in liquidation on preferred stock then outstanding.

           Holders of common stock are entitled to receive dividends as the board of directors, may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.

Preferred Stock

           The board of directors may issue the preferred stock from time to time without further action by the shareholders, in one or more series with such rights, privileges, preferences, powers, and restrictions as may be determined in the discretion of the board. Consequently, any series of preferred stock may carry rights and privileges superior to those of the common stock, including, but not by way of limitation, preferences in dividends and liquidation, the right to approve or disapprove material transactions and the right to elect, as a class, one or more members of the board of directors. The issuance of preferred stock may have the effect of diluting the voting power per share or book value per share of the holders of common stock. We have not designated any series of preferred stock and do not anticipate designating or issuing any preferred stock for the foreseeable future. Certain Liability Limitations and

Indemnification Provisions

           Our articles of incorporation limit the liability of directors to the fullest extent permitted by Utah law. In addition, the articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Utah law, including advancement of expenses. We also intend to obtain directors' and officers' liability insurance.

Shares Eligible for Future Sale

           Prior to this offering, there has been no public market for our common stock and this offering will not necessarily create a public market for our common stock. Future sales of substantial amounts of voting common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

           Upon completion of this offering, we will have 15,257,248 shares of common stock outstanding, assuming no exercise of outstanding options or warrants and assuming all of the shares are sold at a price of $0.75 per share. After the offering, the 4,013,333 shares of common stock sold in this offering will be immediately tradable without restriction under the Securities Act of 1933, except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act of 1933. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

           We issued the 11,257,248 shares of common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. These shares will be deemed "restricted securities" as defined in Rule 144. Restricted securities may not be sold or otherwise disposed of unless the offer or sale of the securities is registered in compliance with the registration requirements of federal securities law or the offer and sale is made in reliance upon an available exemption from those requirements. Rule 144 provides a safe harbor for the sale of restricted securities that have been held for at least one year following their acquisition from the issuer or from an affiliate of the issuer, such as an officer or director of the issuer. To take advantage of the safe harbor, all of the requirements of the rule must be met. These requirements include, for example, a requirement that there be adequate publicly available information regarding the issuer and its business, that the seller of the shares comply with notification and, in some cases, limits on the number of shares that can be sold during any three-month period, and that the transaction be effected through a registered broker-dealer. Of the restricted securities issued by NEBO, approximately 10,830,000 shares have been held for more than one year as of the date of this prospectus and would be eligible for public sale under Rule 144.

           In general, under Rule 144, a stockholder, or group of stockholders whose shares are aggregated, who has beneficially owned restricted securities for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:


               o    1% of the then outstanding shares of voting common stock; or

               o The average weekly trading volume in the voting common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC, provided the requirements of the rule are satisfied.

           Affiliates of NEBO must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who has not been an affiliate of NEBO at any time during the 90 days preceding his sale of restricted securities, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years.

           The foregoing summary of Rule 144 is not a complete description. Non-affiliates may resell our securities issued under Rule 701 in reliance upon Rule 144 without having to comply with Rule 144's public information, holding period, volume and notice requirements, if those sales occur more than 90 days after the effective date of the registration statement of which this prospectus is a part.



           Our officers and directors have agreed to refrain from selling our shares for periods ranging from nine months to one year from the closing of the offering.

                              PLAN OF DISTRIBUTION

Plan of Distribution

           We are offering up to $3,000,000 of common stock on a "best efforts, no minimum" basis at a price of $0.75 per share. Under a best efforts, no minimum offering, there is no requirement that we sell a specified number of shares before the proceeds of the offering become available to us. We will not escrow any of the proceeds received from our sale of shares under this offering and we are not required to sell a specified number of shares before the offering is terminated. Therefore, upon acceptance of a subscription, the proceeds from that subscription will be immediately available for our use and the investor has no assurance that we will sell all or any part of the remaining shares offered hereby. The offering will commence on the effective date of the registration statement of which this prospectus is a part and will terminate December 31, 2001, unless, in our discretion, we terminate the offering before that date. We also reserve the right to extend the offering beyond December 31, 2001 for up to 120 days if we have not sold all of the shares prior to that date. The first closing will occur at our discretion.

           Our officers, directors, employees, and affiliates may purchase shares in the offering on the same terms and conditions as other purchasers. Subscription for the shares may only be made by completing a written subscription agreement and by submitting the completed agreement with a check payable to "NEBO Products, Inc." to the company at its principal executive offices to the attention of the Chief Financial Officer. If the subscription is accepted, the check will be deposited by NEBO and, upon notification from its bank that the funds are available, NEBO will cause a stock certificate for the shares purchased to be issued and delivered to the investor. If the subscription is rejected by NEBO, the investor's check will be returned without interest or deduction.

           To comply with the securities laws of some jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in most jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.



Compensation and Other Agreements

     We have not engaged the services of an underwriter or selling agent or broker in connection with this offering. We will offer the shares directly and through our officers and directors acting on our behalf. We will not pay any commission or other consideration or compensation to any officer or director in connection with the sale of the shares.

Transfer Agent

     Colonial Stock Transfer Company, 544 E. 400 S. Suite 100, Salt Lake City, Utah 84111, is our transfer agent.

                                  LEGAL MATTERS

           The legality of the issuance of the shares offered hereby and other matters related to the issuance of the shares will be passed upon for us by the law firm of Durham Jones & Pinegar, PC, Salt Lake City, Utah.

                                     EXPERTS

           Tanner + Co., independent auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of December 31, 2000 and 1999, and for the years then ended, that appear in this prospectus. The financial statements referred to above are included in reliance upon the reports by the auditors given upon their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


           Article VII of our Bylaws limits the liability of directors to the fullest extent permitted by Utah law. In addition, Article VII of the Bylaws provides that we will indemnify our directors and officers to the fullest extent permitted by Utah law. We also intend to obtain directors' and officers' liability insurance.


           Section 16-10a-902 of the Utah Revised Business Corporations Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan, against any obligation incurred with respect to a proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the proceeding and (ii) the corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.


Section 16-10a-903 of the Utah law provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the proceeding or claim with respect to which he has been successful.


In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Utah law provides that, unless otherwise limited by a corporation's articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys' fees) incurred by the director.

Section 16-10a-904 of the Utah law provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under
Section 904.


           Section 16-10a-907 of the Utah law states that unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under these provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

           We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information about shares in this offering and about our business you should refer to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

           You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page

Independent auditors' report                                               F-1

      Balance sheet - December 31, 2000 and March 31, 2001 (unaudited)     F-2

      Combined statement of operations -
          Years ended December 31, 2000 and 1999
          Three-month periods ended March 31, 2001 and 2000 (unaudited)    F-3

      Combined statement of stockholders' deficit -
          Years ended December 31, 2000 and 1999
          Three-month period ended March 31, 2001 (unaudited)              F-4

      Combined statement of cash flows -
          Years ended December 31, 2000 and 1999
          Three-month periods ended March 31, 2001 and 2000 (unaudited)    F-5

      Notes to combined financial statements                               F-6

You should only rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

                             -----------------------


                             -----------------------


Dealer Prospectus Delivery Obligation. Until [a date that is 90 days from the effective date of the registration statement of which this prospectus is a part], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
























                                4,013,333 Shares

                                  Common Stock






                                   PROSPECTUS














                                  July __, 2001

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers


           The registrant's bylaws rovide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Utah Revised Business Corporations Act, no director or officer of the company shall have any liability to the company or its shareholders for monetary damages. The Utah Act provides that a corporation's articles of incorporation or bylaws may include a provision which restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Utah law and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

           The bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with NEBO Products, Inc. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee, or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Utah Act provides that he shall be indemnified against reasonable expenses incurred in connection therewith.


Item 25. Other Expenses of Issuance and Distribution.

           The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of these expenses are estimates.

Securities and Exchange Commission Filing Fee                 $       750
Printing Fees and Expenses                                          5,000
Legal Fees and Expenses                                            75,000
Accounting Fees and Expenses                                       25,000
Blue Sky Fees and Expenses                                          5,000
Registrar's Fees                                                    1,250
Miscellaneous                                                       8,000
                                                              -----------
TOTAL                                                         $   120,000

Item 26. Recent Sales of Unregistered Securities

Set forth below are securities of the registrant that were issued by the Company since May 31, 1998 and not registered under the Securities Act. Further included is the consideration, if any, received by the Company for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

1998

On September 14, 1998, the registrant issued 9,680,000 shares of common stock to its founders in exchange for their member interests in a predecessor limited liability company.

These securities were offered and sold pursuant to exemptions from registration under the Securities Act of 1933, as amended, including exemptions under Section 4(2) of the Act. The recipients of these securities were accredited investors as that term is defined under Rule 501 of Regulation D, as well as a limited number of sophisticated purchasers who had access to information concerning the Company necessary to make an informed investment decision concerning their purchase of the Company's securities.



1999



On January 1, 1999, the registrant issued 300,000 shares of common stock at a price of $0.10 per share to a director, Lance Heaton.



On January 1, 1999, the registrant issued 50,000 shares of common stock at a value of $0.10 per share as compensation for services provided by B&S Family Trust in connection with financing.



On February 25, 1999, the registrant issued 20,000 shares of common stock to two of its employees under a compensation agreement with these employees. The stated value per share issued in this transaction was $0.10.



On July 27, 1999, the registrant exchanged 100,000 shares of common stock to retire outstanding obligations with Brett Simonsen, one of its creditors, at a price of $0.50 per share.



On July 27, 1999, the registrant issued 158,000 shares of common stock at a price of $0.50 per share (gross proceeds of $79,000). The purchasers of these securities, Eric Albach, Steve Heaton, and Long Family Trust, all accredited or sophisticated investors who had access to information concerning the registrant necessary to make an informed investment decision concerning their purchase of the Company's securities.



On August 8, 1999, the registrant issued a total of 20,000 shares of common stock to two of its employees under a compensation agreement, valued at $0.50 per share.



On August 8, 1999, the registrant sold 62,000 shares of common stock at a price of $0.50 per share. The purchaser of these securities was Curt D. Eddy IRA, a sophisticated purchaser who had access to information concerning the Company necessary to make an informed investment decision concerning his purchase of the Company's securities.

On September 1, 1999, the registrant sold 280,000 shares of common stock in a private placement at a price of $0.50 per share to Jeff Holmes, Joann L. Smith CRT, Matt M. Smith, and David Meyers IRA, each an accredited investor or a sophisticated investor who had access to information concerning the Company necessary to make an informed investment decision concerning his purchase of the Company's securities.



2000



During the year ended December 31, 2000, the Company did not sell any shares of common stock or other securities for cash. However, the registrant did issue shares as follows:

On January 30, 2000, the registrant issued 147,800 shares of common stock at a price of $0.55 per share to a director and executive officer, Scott Holmes, and Sam Bushman, Mr. Holmes' brother-in-law, as payment for a 50-acre parcel of undeveloped real property having an appraised value at that date of approximately $82,000.

On February 29, 2000, the registrant issued 20,000 shares of common stock to two of its employees as part of a compensation agreement. These shares were valued at $0.65 per share.

On December 16, 2000, the registrant converted debt to equity and issued a total of 436,115 shares of common stock to Finance Management International, one of its creditors at a price of $0.45 per share, in repayment of an obligation totaling $966,922.

2001


On February 13, 2001, the registrant sold 13,333 shares of common stock to a Vicki Fullmer, a sophisticated investor in a private transaction for $0.75 per share.


No underwriters were engaged in connection with the issuance of securities in any of the foregoing transactions. Unless otherwise stated, the foregoing sales of securities were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act as transactions not involving any public offering. Issuance of options to employees, officers and directors of the registrant were made pursuant to Rule 701 under the Securities Act.

Item 27. Exhibits.

Exhibit No.          SEC Ref. No.         Title of Document

1                     3.1                 Articles of Incorporation*
2                     3.2                 Amended Articles of Incorporation*
3                     3.3                 Amendment to Articles of Incorporation
4                     3.4                 Bylaws*
5                     4.1                 Specimen of Common Stock Certificate*
6                     5.1                 Legal Opinion*
7                    10.1                 Credit and Security Agreement dated June 1, 2000 with Wells Fargo*
8                    10.2                 First Amendment dated July 26, 2000 to Credit and Security Agreement*
9                    10.3                 Second Amendment dated September 20, 2000 to Credit and Security
                                          Agreement*
10                   10.4                 Third Amendment dated November 22, 2000 to Credit and Security
                                          Agreement*
11                   10.5                 Lease for Draper, Utah corporate offices and warehouse facility*
12                   10.6                 Exclusive Agreement for Manufacture of 13-in-1

13                   10.7                 SK Management Trust Note*
14                   10.8                 Feather River Trust Note*
15                   10.9                 Meyers Note*
16                   10.10                Christensen Note*
17                   10.11                Branch Note*
18                   10.12                S&L Family Trust Note and Agreement*
19                   23.1                 Consent of Durham Jones & Pinegar (included with Exhibit 5)*
20                   23.2                 Consent of Tanner + Co.
21                   99.1                 2001 Stock Option Plan*



      *           Previously filed

Item 28. Undertakings

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling persons of NEBO in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned registrant hereby undertakes to:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii)Include any  additional or changed  material  information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


II-

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, NEBO Products, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement, as amended, to be signed on its behalf, in the City of Salt Lake, State of Utah, on July 5, 2001.

                                        NEBO Products, Inc.


                                        By /s/ Scott Holmes
                                        Scott Holmes,
                                        President and CEO
Dated: July 5, 2001


Name                                                                  Date


/s/ Scott Holmes                                                      7/5/01
-------------------------------------------
Scott Holmes
Chief Executive Officer (Principal Executive Officer),
President and Director


/s/ Jason Lee                                                         7/5/01
-------------------------------------------
Jason Lee
Chief Financial Officer, Director
(Principal Financial and Accounting Officer)


/s/ Darin Malchus                                                     7/5/01
-------------------------------------------
Darin Malchus
Director

Company Logo
[GRAPHIC_OMITTED]









Combined Financial Statements
December 31, 2000 and 1999

                                                             NEBO PRODUCTS, INC.

                                          Index to Combined Financial Statements


--------------------------------------------------------------------------------





                                                                           Page


Independent auditors' report                                               F-1


Balance sheet - December 31, 2000 and March 31, 2001 (unaudited)           F-2


Combined statement of operations -
  Years ended December 31, 2000 and 1999
  Three month periods ended March 31, 2001 and 2000 (unaudited)            F-3


Combined statement of stockholders' deficit -
  Years ended December 31, 2000 and 1999
  Three month period ended March 31, 2001(unaudited)                       F-4


Combined statement of cash flows -
  Years ended December 31, 2000 and 1999
  Three month periods ended March 31, 2001 and 2000 (unaudited)            F-5


Notes to combined financial statements                                     F-6

--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                                    INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of NEBO Products, Inc.


We have audited the accompanying balance sheet of NEBO Products, Inc. as of December 31, 2000, and the related combined statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2000 and 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of NEBO Products, Inc. as of December 31, 2000 and the results of its combined operations and its combined cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has a deficit in working capital, negative cash flows from operations, a stockholders' deficit and recurring net losses. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The accompanying financial statements do not include any adjustment that might result from the outcome of this uncertainty.


                                        /s/ Tanner + Co.
                                        TANNER + CO.

Salt Lake City, Utah
February 19, 2001, except for
Notes 7, 8, 9, and 22 which
are dated May 3, 2001

                                                             NEBO PRODUCTS, INC.

                                                                   Balance Sheet


--------------------------------------------------------------------------------



                                                                           March 31, 2001                  December 31,
                                                                            (unaudited)                        2000
                                                                   ------------------------------  -----------------------------
                      Assets

Current assets:
        Cash                                                       $                       13,049  $                     4,376
        Accounts receivable, net                                                          670,436                      967,945
        Marketable securities                                                              12,922                       19,740
        Inventory                                                                         678,421                      795,935
        Other current assets                                                               69,965                       50,076
                                                                   ------------------------------  ---------------------------

                      Total current assets                                              1,444,793                    1,838,072

Property and equipment, net                                                               131,283                      137,512
Deferred offering costs                                                                    36,325                            -
                                                                   ------------------------------  ---------------------------

                                                                   $                    1,612,401  $                 1,975,584
                                                                   ------------------------------  ---------------------------


                      Liabilities and Stockholders' Deficit

Current liabilities:
        Accounts payable                                           $                      721,119  $                   662,902
        Accrued liabilities                                                               171,383                      141,349
        Short-term notes payable                                                        1,226,000                    1,059,000
        Short-term notes payable - related party                                          105,000                       85,000
        Current portion of long-term debt                                                 598,138                      989,750
                                                                   ------------------------------  ---------------------------

                      Total current liabilities                                         2,821,640                    2,938,001

Long-term debt                                                                            196,375                      261,375
Long-term debt - related party                                                            314,865                      270,538
                                                                   ------------------------------  ---------------------------

                      Total liabilities                                                 3,332,880                    3,469,914
                                                                   ------------------------------  ---------------------------

Commitments                                                                                     -                            -

Stockholders' deficit:
        Preferred stock, no par value, non-voting;
          100,000,000 shares authorized, no shares issued or
          outstanding                                                                           -                            -
        Common stock, no par value, voting; 100,000,000
          shares authorized, 11,257,248, shares and 11,243,915
          shares issued and outstanding                                                   587,559                      578,157
        Accumulated other comprehensive loss                                              (15,488)                      (8,670)
        Accumulated deficit                                                            (2,292,550)                  (2,063,817)
                                                                   ------------------------------  ---------------------------

                      Total stockholders' deficit                                      (1,720,479)                  (1,494,330)
                                                                   ------------------------------  ---------------------------

                                                                   $                    1,612,401  $                 1,975,584
                                                                   ------------------------------  ---------------------------



--------------------------------------------------------------------------------


See accompanying notes to combined financial statements.                     F-2

                                                             NEBO PRODUCTS, INC.

                                                Combined Statement of Operations


-------------------------------------------------------------------------------




                                                     Three Months Ended March 31,                  Years Ended December 31,
                                               --------------------------------------   --------------------------------------------
                                                      2001               2000
                                                  (unaudited)        (unaudited)               2000                1999
                                               -----------------   ------------------   ----------------   ---------------------

Net sales                                      $        884,548    $        742,484     $     4,708,174    $           4,090,546
Cost of sales                                           456,002             379,656           2,385,924                2,177,283
                                               -----------------   ------------------   ----------------   ---------------------

              Gross profit                              428,546             362,828           2,322,250                1,913,263
                                               -----------------   ------------------   ----------------   ---------------------

Expenses:
        Selling, general, and administrative            522,036             435,989           2,161,280                1,648,886
        Bad debt expense-related party                        -                   -                   -                  599,652
        Stock compensation                                    -                   -                   -                   47,000
        Depreciation                                      6,665               6,072              24,289                   19,567
                                               -----------------   ------------------   ----------------   ---------------------

                                                        528,701             442,061           2,185,569                2,315,105
                                               -----------------   ------------------   ----------------   ---------------------

              (Loss) income from operations            (100,155)            (79,233)            136,681                 (401,842)

Other income and expense:
        Interest expense                               (128,578)           (177,906)           (748,699)                (537,471)
        Other income (expense)                                -               1,714               7,318                   11,163
        Other income (expense)-related party                  -              (1,378)            262,996                  287,088
        Gain on sale of marketable securities                 -                   -              28,420                        -
                                               -----------------   ------------------   ----------------   ---------------------

                                                       (128,528)           (177,570)           (449,965)                (239,220)
                                               -----------------   ------------------   ----------------   ---------------------

              Loss before benefit for income
                        taxes                          (228,733)           (256,803)           (313,284)                (641,062)

(Expense) benefit for income taxes                            -                   -                   -                        -
                                               -----------------   ------------------   ----------------   ---------------------

              Net loss                         $       (228,733    $       (256,803     $      (313,284    $            (641,062)
                                               -----------------   ------------------   ----------------   ---------------------

Net loss per share -
        Basic and fully diluted                $          (.02)    $          (.02)     $         (.03)    $               (.06)
                                               -----------------   ------------------   ----------------   ---------------------

Weighted average shares                        $     11,251,000    $     10,650,000     $    10,752,000    $          10,160,000
                                               -----------------   ------------------   ----------------   ---------------------



--------------------------------------------------------------------------------


See accompanying notes to combined financial statements.                     F-3

                                                             NEBO PRODUCTS, INC.
                                     Combined Statement of Stockholders' Deficit

                                        Period January 1, 1999 to March 31, 2001
--------------------------------------------------------------------------------


                                                                         Accumulated        Accumulated
                                                     Common Stock           Other           Deficit and           Total
                                       -------------------------------  Comprehensive         Members'         Stockholders'
                                                  Shares      Amount         Loss             Deficit             Deficit
                                       ------------------  -----------  --------------  -----------------   -----------------

Balance, January 1, 1999                        9,680,000  $         -  $           -   $     (1,094,471)   $     (1,094,471)

Issuance of common stock for:
        Cash                                      660,000      180,000              -                  -             180,000
        Debt                                      240,000      120,000              -                  -             120,000
        Services                                   90,000       47,000              -                  -              47,000

Repurchase of common stock                        (30,000)           -              -            (15,000)            (15,000)

Net loss                                                -            -              -           (641,062)           (641,062)
                                       ------------------  -----------  --------------  -----------------   -----------------

Balance December 31, 1999                      10,640,000      347,000              -         (1,750,533)         (1,403,533)

Issuance of common stock for:
        Debt                                      436,115      198,157              -                  -             198,157
        Land - related party                      147,800       20,000              -                  -              20,000
        Services                                   20,000       13,000              -                  -              13,000

Comprehensive loss:
        Net loss                                        -            -              -           (313,284)           (313,284)
        Increase in unrealized loss                     -            -         (8,670)                 -              (8,670)
                                                                                                            -----------------

Total comprehensive loss                                -            -              -                  -            (321,954)
                                       ------------------  -----------  --------------  -----------------   -----------------

Balance December 31, 2000                      11,243,915      578,157         (8,670)        (2,063,817)         (1,494,330)

Issuance of common stock for:
        Cash (unaudited)                           13,333        9,402              -                  -               9,402

Comprehensive loss
        Net loss (unaudited)                            -            -              -           (228,733)           (228,733)
        Increase in unrealized loss
          (unaudited)                                   -            -         (6,818)                 -              (6,818)
                                                                                                            -----------------

Total comprehensive loss (unaudited)                    -            -              -                  -            (235,551)
                                       ------------------  -----------  --------------  -----------------   -----------------

Balance March 31, 2001 (unaudited)             11,257,248  $   587,559  $     (15,488)  $     (2,292,550)   $      1,720,479
                                       ------------------  -----------  --------------  -----------------   -----------------

--------------------------------------------------------------------------------


See accompanying notes to combined financial statements.                    F-4

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

                                                Combined Statement of Cash Flows

--------------------------------------------------------------------------------



                                                                     Three Months Ended                 Years Ended
                                                                          March 31,                      December 31,
                                                         -------------------------------   ----------------------------------------
                                                               2001           2000
                                                            (unaudited)    (unaudited)               2000                 1999
                                                         --------------   --------------   -------------------   ------------------

Cash flows from operating activities:
    Net loss                                             $    (228,733)   $    (256,803)   $         (313,284)   $        (641,062)
    Adjustments to reconcile net loss to net
      cash provided by (used in) operating activities:
        Depreciation                                             6,665            6,072                24,289               19,567
        Provision for losses on accounts receivable             (3,900)            (859)                7,878                1,594
        Non-cash interest and other income on related
          party notes receivable                                     -                -              (262,996)            (194,326)
        Stock compensation                                           -                -                13,000               47,000
        Gain on sale of marketable securities                        -                -               (28,420)                   -
        Bad debt expense-related party                               -                -                     -              599,652
    (Increase) decrease in:
        Accounts receivable                                    301,409          100,903              (431,340)             161,389
        Inventory                                              117,514          243,307               (56,121)            (469,552)
        Other current assets                                   (19,889)           8,774                53,230               48,432
        Deferred offering costs                                (36,325)               -                     -                    -
    Increase (decrease) in:
        Accounts payable                                        58,217         (281,857)              282,898              (11,418)
        Accrued liabilities                                     30,034           34,968                16,000              (54,819)
        Deferred revenue                                             -            5,390               (53,827)              53,827
                                                         --------------   --------------   -------------------   ------------------

               Net cash provided by (used in)
               operating activities                            224,992         (140,105)             (748,693)            (439,716)
                                                         --------------   --------------   -------------------   ------------------

Cash flows from investing activities:
    Proceeds from sale of securities                                 -                -                41,464                    -
    Purchases of property and equipment                           (436)          (2,129)              (39,642)             (34,622)
    Payments on related party notes receivable                       -                -                     -              314,794
    Issuance of related party notes receivable                       -          (44,818)              (75,000)            (511,295)
                                                         --------------   --------------   -------------------   ------------------

               Net cash (used in) provided by
               investing activities                               (436)         (46,947)              (73,178)            (231,123)
                                                         --------------   --------------   -------------------   ------------------

Cash flows from financing activities:
    Proceeds from long and short-term debt                           -          141,652             1,451,114            4,025,587
    Principal payments on long and short-term debt            (225,285)               -              (804,110)          (3,340,505)
    Proceeds from stock issuance                                 9,402                -                     -              180,000
    Repurchase of company stock                                      -                                      -              (15,000)
                                                         --------------   --------------   -------------------   ------------------

               Net cash (used in) provided by
               financing activities                           (215,883)         141,652               647,004              850,082
                                                         --------------   --------------   -------------------   ------------------

Increase (decrease) in cash                                      8,673          (45,400)             (174,867)             179,243

               Cash at beginning of period                       4,376          179,243               179,243                    -
                                                         --------------   --------------   -------------------   ------------------

               Cash at end of period                     $      13,049    $     133,843    $            4,376    $         179,243
                                                         --------------   --------------   -------------------   ------------------



See accompanying notes to combined financial statements.                     F-5

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

                                                      December 31, 2000 and 1999
--------------------------------------------------------------------------------


1.      Organization  Description of Business

NEBO Products, Inc. (formerly Open Sea Trading Corporation) operates in the wholesale industry as a marketer of hardware and outdoor equipment. The Company is located in Salt Lake City, Utah, and maintains a number of manufacturing arrangements with factories in Asia. The Company's customers consist of major retail chains and other hardware and outdoor retailers throughout the United States.


Principles of Combination

The combined financial statements include the accounts of NEBO Products, Inc. (the Corporation) and Open Sea Trading Company,
L.L.C. (the L.L.C.) collectively (the Company). The Corporation was formed on September 23, 1998 by the members of the L.L.C. Effective July 1, 1999, the members of the L.L.C. conveyed all interest to the shareholders of the Corporation in exchange for all of the issued and outstanding shares of the Corporation. No gains or losses were recorded on the transaction.


The combined financial statements present the operations of the Corporation for all of 2000 and 1999 and the L.L.C. for the period January 1, 1999 through August 25, 1999 (date of dissolution). All material intercompany transactions have been eliminated.


2.      Summary of Significant Accounting Policies

Cash and Cash Equivalents
For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.


Marketable Securities
The Company classifies its marketable debt and equity securities as "held to maturity" if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as "available for sale." Securities classified as "available for sale" are carried in the financial statements at fair value. Unrealized gains and losses, determined using the specific identification method, are included as a separate component of stockholders' deficit. Securities classified as held to maturity are carried at amortized cost.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



2.      Summary of Significant Accounting Policies  Continued

Marketable Securities - Continued

Realized gains and losses are reflected in the Company's operations at the time of the sale of the marketable securities.

For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in earnings.


Inventory
Inventory is stated at the lower of cost or market and is valued on an average cost basis. The inventory consists entirely of finished goods.


Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization on capital leases and property and equipment is determined using the straight-line method over the estimated useful lives of the assets or terms of the leases. Depreciation and amortization periods are as follows:


Computer equipment and hardware          3 - 5 years
Furniture and fixtures                      10 years
Office and warehouse equipment               5 years


Revenue Recognition
Revenue is recognized when title passes which is generally upon shipment of the product. Advance payments on deposits received are recorded as deferred revenue until the product title passes to the customers at which time the revenue is recorded in operations. It is not anticipated that SAB 101 will have a material effect on the financial statements and the recognition of revenue for the Company. The Company is not obligated for any future performance on service and any warranty on the product is that of the manufacturer.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



2.      Summary of Significant Accounting Policies  Continued

Income Taxes
Deferred taxes are computed using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are not recognized unless it is more likely than not that the asset will be realized in future years.


A pro forma income tax disclosure has not been presented inasmuch as the LLC had an operating loss during the period ended August 25, 1999 (date of dissolution). Also, the Company did not record a deferred tax benefit, as it is unknown whether the benefit can be utilized due to continuing losses.


Earnings Per Share
All earnings per share amounts reflect the implementation of SFAS 128 "Earnings per Share". Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of shares determined for the basic computations plus the number of shares that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period. For the periods presented diluted earnings per share have not been presented as the Company has had net losses and the amounts are antidilutive. At December 31, 2000 and 1999 there were no shares excluded in the calculation of earnings per share. At March 31, 2001 and 2000 there were 612,000 shares and no shares excluded from the calculation of earnings per share, respectively.


Advertising
Advertising costs are expensed as incurred. Advertising expense was $23,000 and $35,000 for the years ended December 31, 2000 and 1999, respectively.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



2.      Summary of Significant Accounting Policies  Continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides on-going credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.


The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


The Company has contracts with and purchases substantially all of the products from contract manufacturers located in Taiwan, India and Mainland China. As such the Company is susceptible to economic and political risks relating to those countries and the contract manufacturers located within those countries. The economic impact to the Company would be primarily relating to maintaining a reliable, constant, and economically beneficial source of products.


Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



2.      Summary of Significant Accounting Policies  Continued

Unaudited Information
In the opinion of management, the accompanying unaudited financial statements for the three months ended March 31, 2001 and 2000 contain all adjustments (consisting only of normal recurring items) necessary to present fairly the results of operations and cash flows for the three month periods ended March 31, 2001 and 2000. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.


3.      Going Concern

The Company has a working capital deficit, negative cash flows from operations, a stockholders' deficit and recurring net losses. In addition, the Company is out of compliance with loan covenants on a loan to Wells Fargo Bank its largest creditor (see note 9). These factors create doubt about the Company's ability to continue as a going concern.


Currently, the Company is in the process of completing an SB-2 public offering of its common stock. The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock, reducing debt and attaining future profitable operations. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.


4.      Accounts
        Receivable

                                                   2000
                                       -----------------------------
Trade receivables                      $                   1,012,962
Allowance for doubtful accounts                              (45,017)
                                       -----------------------------
                                       $                     967,945
                                       -----------------------------




--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------




5.      Marketable Securities

At December 31, 2000, the Company held common stock of the Murdock Group an entity with some common owners and board members. The ownership interest in the related entity is less than 5%. Securities are classified as available-for sale and have the following cost and market value:


                                                   2000
                     -----------------------------------------------
                                                         Gross
                                         Fair           Unrealized
                              Cost       Value         Gain (Loss)
                     -----------------------------------------------

Equity securities    $      28,410  $     19,740  $      (8,670)
                     -----------------------------------------------



The Company for the year ended December 31, 2000 and 1999 had realized gains on marketable securities of $28,420 and $0, respectively.


During the year ended December 31, 2000, the Company satisfied $348,250 of debt with the exchange of 9,950,000 shares of Murdock Group common stock. No gain or loss was recorded on the transaction.


6.      Property and Equipment

Property and equipment consists of the following:


                                             2000
                                 -----------------------------

Computer equipment and software  $                      84,021
Office and warehouse equipment                          49,666
Furniture and fixtures                                  28,360
Land                                                    20,800
Leasehold improvements                                   1,400
                                 -----------------------------

                                                       184,247
Less accumulated depreciation
  and amortization                                     (46,735)
                                 -----------------------------

                                 $                     137,512
                                 -----------------------------




--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



7.      Short-term Notes Payable

The Company has the following short-term notes payable:


                                                                                                            2000
                                                                                                  -------------------------

Notes payable to a trust, bearing interest at 24%, with total principal maturing on December 17, 1999. The notes are secured by inventory and guaranteed by a shareholder. As of December 31, 2000 these notes were in default. Subsequent to year end these notes were refinanced into a single note at 24% interest, with new payment terms and a maturity date of September 28, 2001. In addition, the new terms state in the event the Company receives new equity financing the note
will be paid back at an accelerated rate.                                                         $                 360,000




Notes payable to individuals, with interest ranging from 15% to 24% and principal due on dates ranging from February 2001 to September 2001. Certain notes are secured by Company assets or the assets and personal guarantee of a shareholder, while others are unsecured. Subsequent to December 31, 2000,
$50,000 in principal payments have been made on these notes and certain of the notes totaling $180,000 were refinanced at the original interest rates with new principal due dates of July, August and September
2001.                                                                                                               319,000

Notes payable to a trust, bearing interest at 24%, with total principal maturing on November 4, 2000, secured by certain assets of the Company. As of December
31, 2000 the notes were in default. Subsequent to year end the notes were refinanced into a single note with principal payment due September 30, 2001. The note is convertible into the Company's common stock on July 30, 2001 at a price of 90% of the average closing price of the
stock from the last 15 days of trading                                                                              150,000


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



7.      Short-term Notes Payable  Continued


Notes payable to other organizations, with interest of 24% and principal due dates ranging from January 2001 to February 2001. The notes are unsecured.
Subsequent to December 31, 2000 all of these notes were refinanced with interest at 24%
and principal due June and July 2001.                                                                                80,000

Note payable to a trust, with interest of 24% and
principal due date of November 2000.  As of
December 31, 2000 the note was in default.                                                                           75,000



Unsecured note payable to a trust, bearing interest at 24%, with total principal maturing on November 4, 2000. As of December 31, 2000 the note was in default.
Subsequent to year end the note was refinanced with a new maturity date of
August 4, 2001. The note requires 1,800 shares of the Company's common stock to be issued monthly as additional interest and includes an option grant for 5,000 shares of common stock with an exercise price of $1.25 per share, exercisable
February 15,
2006                                                                                                                 75,000
                                                                                                  -------------------------

                                                                                                  $               1,059,000
                                                                                                  -------------------------



8.      Short-term Notes Payable - Related Party

The Company has the following related party short-term notes payable:


                                                                                                          2000
                                                                                              -----------------------------
Note payable to a company that is owned by a relative of an employee, with interest of 24%, principal due in June 2001, unsecured. Subsequent to December
31, 2000 this note was refinanced with 18% interest and final principal
payment due October 2001.                                                                     $                      50,000

Note payable to a trust, whose beneficiary is
related to a former director, with interest at 24%,
principal due May 2001, unsecured                                                                                    25,000


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------




Note payable to a relative of a former director and shareholder, with interest at 24%, principal due in October 2000 and unsecured. At December 31, 2000 the note was in default. Subsequent to December 31, 2000, the note was refinanced at
24% interest with the final principal payment due
October 2001.                                                                                                        10,000
                                                                                              -----------------------------

                                                                                              $                      85,000
                                                                                              -----------------------------



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------




9.      Long Term Debt

The Company has the following long-term debt:


                                                                                                          2000
                                                                                              -----------------------------
Revolving line-of-credit due to a financial institution that allows the Company to borrow a maximum of $1,250,000 (variable based on inventory and receivable levels). The line bears interest at 3.5% above the prime rate and is secured by receivables, inventory, and equipment with principal due June 2003. The Company is in violation of its loan covenants and is now subject to a default rate of interest at 6.5% above the prime rate (16% at December 31, 2000). The loan is personally guaranteed by two shareholders and the Company's Chief Executive
Officer.                                                                                      $                     881,139



Notes payable to individuals, with interest ranging from 15% to 24% and principal due dates ranging from April 2001 to July 2003. Certain notes are secured by Company assets and stock and others are unsecured. Subsequent to
December 31, 2000 certain notes totaling $286,375 were refinanced at the original interest rates with maturity dates ranging from February 2002 to July
2002.                                                                                                               356,375



Capital lease (see note 11)                                                                                          13,611
                                                                                              -----------------------------

Total                                                                                                             1,251,125

Less current portion                                                                                               (989,750)
                                                                                              -----------------------------

Long-term debt                                                                                $                     261,375
                                                                                              -----------------------------



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



9.      Long Term Debt  Continued

Maturities of long-term debt at December 31, 2000 are as follows:


        Year                       Amount
                        -----------------------------
        2001            $                     989,750
        2002                                  191,375
        2003                                   70,000
                        -----------------------------
                        $                   1,251,125
                        -----------------------------



10.     Long-term Debt - Related Party

The Company has the following related party long-term debt:


                                                                                                          2000
                                                                                              -----------------------------

Note payable to an officer of the Company with
interest at 15%, principal due in January 2003,
unsecured                                                                                     $                     110,603



Note payable to a relative of a former director and
shareholder of the Company, with interest at 24%,
principal due in June 2003, unsecured                                                                                70,000



Note payable to a relative of a former director and
shareholder with interest at 24%, principal due
June 2003, unsecured                                                                                                 50,000

Note payable to a relative of a former director and
shareholder, with interest at 18%, principal due
July 2003, unsecured                                                                                                 20,000



Note payable to an officer of the Company, with
interest at 15%, principal due December 2002,
unsecured.  Subsequent to December 31, 2000,
this note was paid in full.                                                                                          19,935
                                                                                              -----------------------------

Total                                                                                         $                     270,538
                                                                                              -----------------------------



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



10.     Long-term Debt - Related Party  Continued

Maturities of long-term debt - related party at December 31, 2000 are as follows:


        Year                   Amount
                    -----------------------------
        2001        $                           -
        2002                               19,935
        2003                              250,603
                    -----------------------------
                    $                     270,538
                    -----------------------------



11.     Capital Lease Obligation

The Company leases equipment under a noncancellable lease agreement. The lease provides the Company the option to purchase the equipment at the end of the initial lease term. The equipment under capital lease is included in property and equipment at a cost of $13,611 and accumulated depreciation of $0 at December 31, 2000.


Amortization expense for equipment under capital lease during the years ended 2000 and 1999 was $6,253 and $5,732, respectively.


The capital lease obligation has an imputed interest rate of 18% and is payable in monthly installments through June 2004. Future minimum payments on the capital lease obligation is as follows:


        Year                                                Amount
                                                 -----------------------------
        2001                                     $                       5,009
        2002                                                             5,009
        2003                                                             5,009
        2004                                                             2,503
                                                 -----------------------------
                                                                        17,530
Less amount representing interest                                       (3,919)
                                                 -----------------------------
Present value of future minimum lease payments   $                      13,611
                                                 -----------------------------





--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



12.     Income Taxes

The benefit for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to loss before benefit for income taxes for the following reasons:


                                                                                        Years Ended
                                                                                        December 31,
                                                                 ----------------------------------------------------------
                                                                             2000                          1999
                                                                 ------------------------------  --------------------------
Federal income tax benefit
   at statutory rate                                             $                     115,000   $                  244,000
Change in valuation allowance                                                         (115,000)                    (244,000)
                                                                 ------------------------------  --------------------------
                                                                 $                           -   $                        -
                                                                 ------------------------------  --------------------------



Deferred tax assets (liabilities) are comprised of the following:


                                               2000
                                   -----------------------------

Net operating loss carryforwards   $                     137,000
Allowance for doubtful accounts                           17,000
Compensated absences                                       9,000
Depreciation                                             (11,000)
Contribution carryfoward                                   1,000
Valuation allowance                                     (153,000)
                                   -----------------------------

                                   $                           -
                                   -----------------------------



At December 31, 2000, the Company has net operating loss carryforwards available to offset future taxable income of approximately $367,000, which will begin to expire in 2019. The utilization of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards can be utilized. A valuation allowance has been recorded against the deferred tax asset due to the uncertainty surrounding its realization caused by the Company's recurring losses.



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



13.     Stock Transactions

During the year ended December 31, 2000, the Company had the following stock transactions:

        o Issued 147,800 shares of Class A common stock to purchase land from the President of the Company and a relative of the President. The land was recorded at the historical carrying value of the related parties, which was lower than the lands fair market value of $82,000.

        o Issued 436,115 shares of Class A common stock in exchange for long-term debt totaling $198,157.

        o Issued 20,000 shares of Class A common stock in exchange for services totaling $13,000.


During the year ended December 31, 1999, the Company had the following stock transactions:

        o Issued 360,000 shares of Class A common stock for capital contributions of $180,000.

        o Issued 240,000 shares of Class A common stock in exchange for long-term debt totaling $120,000.

        o Issued 300,000 shares of Class A common stock in exchange for services rendered pursuant to a private placement.

        o Issued 90,000 shares of Class A common stock in exchange for services totaling $47,000.

        o Repurchased 300,000 shares of Class A common stock from an officer of the Company for $15,000.



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



14.     Bad Debt Expense and Revised Financial Statements

At December 30, 1999 the Company had notes receivable from the Murdock Group and individuals and entities related to the Murdock Group through common ownership and members of the board's of directors totaling $1,340,313. In addition, the Company had an allowance for loan losses of $382,806 to offset possible losses for these notes which brought the net book value of the notes receivable to $957,507. On December 31,1999 the Company exchanged $1,034,166 face value of the notes receivable for 1,034,166 shares of the Murdock Group common stock. Also, the Company exchanged $306,147 in notes receivable to offset a payable to the Murdock Group in the amount of $306,147.


The Company took the common stock in lieu of cash for the notes receivable due to the cash flow difficulties of the Murdock Group. The Company for the year ended December 31, 1999 had previously reported the exchange of the notes receivable for common stock as a permanent impairment of the common stock received as the common stock of the Murdock Group was originally estimated to have a fair market value of $1 at December 31, 1999. The Company's 1999 financial statements have been revised to reflect the $599,652 as a bad debt expense from a related party instead of an impairment loss of $599,652 as the Murdock Group common stock had a value of $.05 per share at the time of the exchange. The 1,034,166 shares of common stock at December 31, 1999 are carried at $51,708.



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



15.     Lease Commitments

The Company leases office facilities under noncancelable operating leases which expire in the year 2005. Rental expense incurred under these leases for the years ended December 31, 2000 and 1999 totaled approximately $69,000 each year. At December 31, 2000 the future minimum lease payments under these operating leases are as follows:


        Year                                      Amount
                                       -----------------------------

        2001                           $                      97,284
        2002                                                 100,701
        2003                                                 104,255
        2004                                                 107,873
        2005                                                  74,432
                                       -----------------------------

Total future minimum lease payments    $                     484,545
                                       -----------------------------



16.     Supplemental Cash Flow Information

During the year ended December 31, 2000, the Company:

        o Issued 147,800 shares of Class A common stock to shareholders for land with an historical carrying value of $20,000 and a MAI appraised value of $82,000.

        o Issued shares of Class A common stock in exchange for a reduction of long-term debt totaling $198,157.


        o Issued 20,000 shares of Class A common stock for services valued at $13,000.

        o Acquired equipment totaling $13,611 that was financed through a capital lease.



        o Acquisition of 9,744,910 shares of common stock in an entity with common board members as repayment for $75,000 advance and $262,996 of other income.

        o Reduced long-term debt in exchange for marketable securities totaling $348,250.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



16.     Supplemental Cash Flow Information  Continued

        o      Experienced an unrealized loss on marketable securities totaling
               $6,818.

During the year ended December 31, 1999, the Company:

        o Exchanged related party notes receivable of $1,034,166, due from an entity under common control, for 1,034,166 shares of the entity's common shares. The Company recorded a bad debt expense-related party of $599,652 relating to the write down of the notes receivable for the value of the common stock received.

        o Exchanged notes receivable and interest accrued for $306,147 of accounts payable to an entity under common control.

        o Reduced debt totaling $120,000 in exchange for 240,000 shares of common stock.

        o      Exchanged 90,000 shares of common stock for services totaling
               $47,000.

        o      Entered into a capital lease in exchange for software totaling
               $31,265.

        o      Experienced an unrealized loss on marketable securities totaling
               $8,670.


Cash paid for:


                                          Years Ended
                                          December 31,
                   ----------------------------------------------------------
                               2000                     1999
                   ----------------------------------------------------------

Interest           $          688,000         $         547,000
                   ---------------------------------------------------------

Income taxes       $                -         $                  -
                   ----------------------------------------------------------




--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



17.     Related Party Transactions

Related party transactions are as follows:

2000

        o The Company borrowed approximately $710,000 from the President. The balance due at December 31, 2000 is approximately $110,000.

        o The Company issued 147,800 shares of Class A common stock to purchase land from the President of the Company and a relative of the President. The land was recorded at $20,000, which is the historical carrying value of the land by the selling shareholders. The land had an MAI appraisal of $82,000.


        o A relative of a former board member loaned the Company $80,000 at 24% annual interest. A $10,000 principal payment was made in December 2000.

        o The Company loaned an entity with common board members $75,000 and received 9,744,910 shares of that entity's common stock as repayment.


        o The Company received $262,996 in other income from related individuals and entities with common ownership.

       o       The Company has notes payable to related parties (see Notes
               8 and 10)

        o The Company has an investment in marketable securities from an entity with some common board members (see Note 5).


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



17.     Related Party Transactions  Continued

1999

        o The Company exchanged notes receivable and accrued interest receivable in the net amount of $51,708 after a bad debt expense of $599,652 for 1,034,166 common shares of a related entity under common control. See note 14.

        o The Company had outstanding notes payable to related entities. These transactions are detailed in notes 8 and 10.

        o The Company recorded $287,088 of interest income from related individuals and entities with common ownership.


18.     Retirement Plan

The Company sponsors a defined contribution 401(K) profit sharing plan for all eligible employees. Employees may contribute a percent of their annual compensation subject to regulatory limitations. The Company contributions are subject to management discretion on an annual basis and the Company may elect not to contribute in any given year. The Company made contributions of approximately $5,000 and $4,000 for the years ended December 31, 2000 and 1999, respectively.


19.     Major Customers

The Company has the following customers, which exceeded 10% of the Company's sales for each year:


                           2000                         1999
               ----------------------------------------------------------
Customer A     $                   1,197,108$                   2,506,000
Customer B                           967,391                            -
               ----------------------------------------------------------
               $                   2,161,499$                   2,506,000
               ----------------------------------------------------------



20.     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, investments, receivables, payables, and notes payable. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The aggregate carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



21.     Recent Accounting Pronouncements

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133." SFAS 133 establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 is now effective for fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS 133 will not have any material effect on the financial statements of the Company.



SFAS No. 140, Accounting for Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities, was issued in September
2000. SFAS No. 140 is a replacement of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Most of the provisions of SFAS No. 125 were carried forward to SFAS No. 140 without reconsideration by the Financial Accounting Standards Board (FASB), and some were changed only in minor ways.
In issuing SFAS No. 140, the FASB included issues and decisions that had been addressed and determined since the original publication of SFAS No. 125. SFAS No. 140 is effective for transfers after March 31, 2001. Management does not expect the adoption of SFAS No. 140 to have a significant impact on the financial position or results of operations of the Company.


22.     Subsequent Events

The following items have been deemed to be subsequent events, which require disclosure in the financial statements:

        o The Company is currently in the process of completing an SB-2 public offering of its common stock to raise approximately $3,000,000 of equity. Upon completion of the Form SB-2 the Company's registered common stock will be available for public trading.


        o The Company adopted a Stock Option Plan under which a maximum of 7,000,000 shares may be issued. During January 2001 the Company granted to the employees of the Company 196,000 options at $.70 per share and officers were granted 416,000 options at $.77 per share.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.

                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


22.     Subsequent Events Continued

        o The Company refinanced certain debt agreements totaling $1,191,375 primarily to extend the terms of the agreements:

               o Terms of $75,000 of the refinanced debt included agreement to issue options and shares to certain creditors in lieu of cash interest payments and options to acquire stock at $1.25 per share. The note requires the Company to issue 1,800 shares per month of its common stock commencing March 2001 as interest. At March 31, 2001 $1,350 for the March expense for the 1,800 shares has been accrued and expensed as the shares had not been issued at March 31, 2001. The shares were valued at $.75 per share which is the anticipated offering price of the SB-2.

               o Refinanced debt totaling $350,000 any time after July 30, 2001 is required to be repaid at an accelerated rate if new equity financing is obtained after March 30, 2001.

               o Refinanced debt totaling $150,000 is convertible into common stock at 90% of the average closing price for the preceding 15 trading days. The debt increased to $187,500 in April 2001. The debt is convertible into approximately 313,000 shares of the Company's common stock. A beneficial conversion feature was recorded in the amount of approximately $25,000. The beneficial conversion feature is being amortized from March 30, 2001, the date of the note, to July 30, 2001 which is the first date of the conversion.

               o Refinanced debt totaling $616,375 extending the maturity date and/or reducing the interest rate.

        o The Company on May 3, 2001 amended its articles of incorporation changing the authorized shares to 100,000,000 shares of no par preferred stock and 100,000,000 shares of no par common stock.



--------------------------------------------------------------------------------